Exhibit 2.1

EXECUTION COPY

SALE AND PURCHASE AGREEMENT

Dated as of July 2, 2002

Among

Minnesota Telemarketing, Inc.,
as Seller

Fingerhut Companies, Inc.,
as Seller and Licensor

FACS Group, Inc.,
as Subservicer and Licensor

Axsys National Bank,
as Licensor

and

CompuCredit Acquisition Corporation III,
as Purchaser

EXHIBIT A	Credit Card Marks

EXHIBIT B	Form of Assignment and Assumption Agreement

EXHIBIT C	Form of Valuation Date Statement

EXHIBIT D	Form of Settlement Date Statement

EXHIBIT E	CompuCredit Guaranty

EXHIBIT F	Federated Guaranty

EXHIBIT G	Account Ownership and Administration Agreement

EXHIBIT H	Form of Opinion Letter of Corporate Counsel of Fingerhut, MTI and FACS

Form of Opinion Letter of Corporate Counsel of Federated

Form of Opinion Letter of Corporate Counsel of Transferor and FMT

Form of Opinion Letter of Corporate Counsel of Axsys

Form of Opinion Letter of Skadden, Arps, Slate, Meagher & Flom LLP

EXHIBIT I	Form of Opinion of Corporate Counsel of Purchaser

Form of Opinion Letter of Orrick, Herrington & Sutcliffe LLP

EXHIBIT J	Policies and Procedures

EXHIBIT K	Axsys Privacy Policy

EXHIBIT L	Form of Cardholder Agreement

EXHIBIT M	Form of Periodic Billing Statement

EXHIBIT N	List of Benefits Agreements

EXHIBIT O	List of Due Diligence Information

EXHIBIT P	Form of Tax Certification

EXHIBIT Q	Form of No Conflicts, Required Filings and Consents Certification

EXHIBIT R	Form of Lease

SCHEDULE I	Disclosure Schedule

SCHEDULE II-A	Leased Equipment

SCHEDULE II-B	Operating Software for Leased and Owned Equipment and Third Party Collections and Customer Services Software

SCHEDULE III	[Reserved]

SCHEDULE IV	[Reserved]

SCHEDULE V	Post-Closing Services

SCHEDULE VI	Severance Plans

SCHEDULE VII	Employees Solicited for Retention

SCHEDULE VIII	Securitization Documents

SCHEDULE IX	Licensed FACS Software

SCHEDULE X	FACS Processing Services

SCHEDULE XI	FMT Assets; Furniture, Furnishings and Owned Equipment

SCHEDULE XII	Schedule of Services Provided by FACS West and FACS South

2

SALE AND PURCHASE AGREEMENT

This SALE AND PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of the 2nd day of July 2002 by and among MINNESOTA TELEMARKETING, INC., a Minnesota corporation (together with its successors and permitted assigns, “MTI”), FINGERHUT COMPANIES, INC., a Minnesota corporation (together with its successors and permitted assigns, “Fingerhut”, and collectively with MTI, “Sellers”), FACS GROUP, INC., an Ohio corporation (together with its successors and permitted assigns, “FACS” or the “Subservicer”), AXSYS NATIONAL BANK, a national banking association (together with its successors and permitted assigns, “Axsys”, and collectively with Fingerhut and FACS, the “Licensors”), and COMPUCREDIT ACQUISITION CORPORATION III, a Nevada corporation (together with its successors and permitted assigns, “Purchaser”).

RECITALS

A.            MTI is the owner of all of the capital stock of each of Fingerhut Receivables, Inc., (the “Transferor Shares”) and FMT Services Inc., a Nevada corporation (the “FMT Shares”).

B.            Sellers, Subservicer and Licensor have been engaged in the business of credit card origination, collections and customer service (the “Business”) at facilities in St. Cloud and Monticello, Minnesota.

C.            The Business includes contract rights, open-end unsecured lines of credit previously accessible by credit cards bearing the Credit Card Marks (as defined herein) and related receivables.

D.            Sellers desire to sell, and Purchaser desires to purchase, the Acquired Assets (as defined herein) on the terms set forth herein.

E.             Axsys desires to grant a license to, and Purchaser desires to license from Axsys, the use of the Credit Card Marks, Cardholder List (as defined herein), the Customer Information (as defined herein) and the Books and Records (as defined herein) on the terms set forth herein.

F.             Fingerhut desires to grant a license to, and Purchaser desires to license from Fingerhut, the use of the Retailer Trademarks (as defined herein) and FACS desires to grant a license to, and Purchaser desires to license from FACS, the use of the Licensed FACS Software, in each case on the terms set forth herein.

G.            Sellers desire to transfer, and Purchaser desires to assume, the Assumed Liabilities (as defined herein), on the terms set forth herein.

H.            FACS desires to provide, and Purchaser desires to utilize, certain services in connection with the Fingerhut Portfolio (as defined herein).

I.              Purchaser desires to offer employment, pursuant to the terms set forth herein, to certain employees of FMT, and Sellers desire for such offer to be extended.

J.             In order to induce Purchaser to execute and deliver this Agreement, Federated Department Stores, Inc. (“Federated”), the ultimate corporate parent of each of the Non-Purchaser Parties (as defined herein), concurrently with the closing of the transactions contemplated by this Agreement, shall execute and deliver a guaranty of performance of the monetary and other obligations of the Non-Purchasers Parties hereunder to Purchaser.

K.            In order to induce the Non-Purchaser Parties to execute and deliver this Agreement, CompuCredit Corporation, the ultimate corporate parent of Purchaser, concurrently with the closing of the transactions contemplated by this Agreement, shall execute and deliver a guaranty of performance of the monetary and other obligations of Purchaser hereunder to the Non-Purchaser Parties.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Definitions.  Except as otherwise specifically indicated, the following terms shall have the meanings specified herein.

“Account Activities” shall have the meaning specified in Section 2.7.

“Accountants” shall have the meaning specified in Section 3.9.

“Accounts” shall mean the credit card accounts that are identified by name and account number on the Accounts Tape.

“Accounts Owner” shall have the meaning specified in Section 2.5.

“Accounts Ownership and Administration Agreement” shall mean the Account Ownership and Administration Agreement in the form of Exhibit G attached hereto.

“Accounts Tape” shall mean the computer generated tape of accounts as of May 3, 2002 sent by Axsys to Purchaser on or about May 17, 2002.

“Accrued Interest” shall mean the aggregate amount of periodic finance charges accrued on the Accounts as of the Cut-Off Time, which periodic finance charges were not posted to the Accounts as of the Cut-Off Time, but which Accrued Interest was earned up to and including, the Cut-Off Time and which will be posted to the Accounts at the end of the respective billing cycles immediately following the Cut-Off Time.

“Acquired Assets” shall have the meaning specified in Section 2.1.

“Affiliate” shall mean, with respect to any person, corporation or entity, any other person, corporation or entity that directly or indirectly controls, is controlled by or is under common control with such person, corporation or entity.  For the purposes of this definition, “control” shall mean the power to direct the management and policies of a person, directly or indirectly, whether through the ownership of voting, securities, by contract or otherwise and the terms “common control” and “controlled” have meanings correlative to the foregoing.

“After-Tax Basis” shall have the meaning specified in Section 5.4(e).

“Agreement” shall have the meaning specified in the introduction to this Agreement.

“Allocation Schedule” shall have the meaning set forth in Section 5.4(j).

“Assignment and Assumption Agreement” shall have the meaning specified in Section 3.2.

“Assumed Liabilities” shall have the meaning specified in Section 2.3.

“Axsys” shall have the meaning specified in the introduction to this Agreement.

“Axsys Privacy Policy” shall mean the policies of Axsys attached hereto as Exhibit K.

“Bank Receivables Purchase Agreement” shall mean the Amended and Restated Bank Receivables Purchase Agreement, dated as of March 18, 1998, between Axsys and Fingerhut.

“Base Purchase Price” shall have the meaning set forth in Section 2.6.

“Benefit Agreements” shall mean (i) all agreements with Cardholders to provide enhancements to an Account or Credit Card, or for the benefit of a Cardholder with respect to any purchase made with the Cardholder’s Credit Card, where such enhancements are provided by third-party vendors who provide benefits, services and warranties through direct arrangement with Sellers in connection with the Accounts, or goods and services for which charges to the Accounts were posted, and providers of credit insurance, purchase protection insurance, travel accident insurance or credit card registration services, and (ii) all agreements, contracts and arrangements between Sellers or any Affiliate of Sellers and a Cardholder to offer any debt waiver, suspension or cancellation product to a Cardholder, including, without limitation, any credit protection program as identified on Exhibit N.

“Benefit Plan” shall mean any employee benefit plan (as defined in Section 3(3) of ERISA), and any material bonus, pension, profit sharing, compensation, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, restricted stock, phantom stock, retirement, vacation, employment, severance, termination, disability, death benefit, hospitalization or insurance, plan, agreement, trust, fund, policy or arrangement.

“Books and Records” shall mean all books and records of Axsys, whether in possession of Axsys, Sellers, the Transferor or any other agents, subservicers or Affiliates of Axsys, in physical form or microfiche relating to the Accounts, consisting of acceptance certificates for prescreened offers, certain periodic statements, credit and collection files, credit card agreements, disclosure statements, credit card slips and receipts but shall not include any Ineligible Information.

“Business” shall have the meaning specified in Recital B hereto.

“Business Day” shall mean each day other than Saturday, Sunday or a day on which banking institutions in the States of New York, Georgia, Nevada, or South Dakota, are authorized or obligated by law, executive order or governmental decree to be closed.

“Cardholder” shall mean an applicant and/or co-applicant in whose name an Account was established or is maintained and/or who is obligated to repay an Account.

“Cardholder Agreement” shall mean an agreement, as modified by change of terms notices, entered into between Axsys and a Cardholder prior to the Cut-Off Time (current representative forms of each agreement, as modified, are attached as Exhibit L) containing the terms and conditions of the Account.

“Cardholder List” shall mean a list containing the names and addresses of Cardholders.

“Charged-Off Receivables” shall mean those Receivables that have been charged-off, and all rights necessary to collect such Receivables, in the amount of $1,450,477,438.76 as of May 3, 2002.

“Citibank Interest Rate” shall mean with respect to any period the prime rate publicly announced by Citibank N.A. for such period minus 1.00%, calculated on the basis of the number of days in the period for which interest is being calculated and a year of three hundred sixty (360) days.

“Closing” shall have the meaning specified in Section 3.1.

“Closing Date” shall have the meaning specified in Section 3.1.

“Closing Time” shall have the meaning specified in Section 3.1.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“CompuCredit Guaranty” shall mean the Performance Guaranty in the form of Exhibit E attached hereto issued by CompuCredit Corporation, as Guarantor, to Sellers, FACS and Axsys, dated the Closing Date.

“Credit Balances” shall mean all amounts owing to Cardholders on Accounts as of the relevant date.

“Credit Card” shall mean with respect to the Accounts, the plastic credit card issued by Axsys to a Cardholder pursuant to a Cardholder Agreement.

“Credit Card Marks” shall mean the trademarks and service marks used in connection with the Accounts as set forth on Exhibit A.

“Credit Card Receivables” shall mean all Receivables other than Charged-Off Receivables, and all rights to collect such Receivables, in the amount of $1,260,150,601 as of May 3, 2002.

“Credit Product” shall mean the products and services relating to, or intended for use or application in, any private label credit programs or third party credit programs, including, without limitation, credit cards, debit cards, credit insurance programs, debt cancellation or forbearance programs, or credit card registration services and/or other credit card-related programs that safeguard, insure or enhance any of the foregoing.

“Credit Servicing Fees” shall be the fees payable by Purchaser to Subservicer for its services from time to time as specified in Section 9.3.

“Customer Information” shall mean the credit database and credit files of personally identifiable information related to Cardholders maintained by or on behalf of Axsys and relating to the Fingerhut Portfolio but shall not include Ineligible Information.

“Cut-Off Time” shall mean 12:01 a.m. Eastern Time on May 3, 2002; provided, however, that if the Closing Date does not occur on or prior to July 12, 2002 due to any reason other than (i) any Non-Purchaser Party’s failure to comply with any closing condition described in Section 7.1 (except as such failure relates to Sections 7.1(b) or 7.1(d) (provided, however, that the exception with respect to Section 7.1(d) shall apply only with respect to an allegation by Purchaser of a failure by Sellers to comply with a covenant in Section 5.1)) or (ii) the failure to reach the end or early termination of the waiting period under the HSR Act, then the Cut-Off Time shall be the 60th day prior to and including the Closing Date.

“Disclosure Schedule” shall mean a schedule attached hereto as Schedule I-A and provided by Sellers to Purchaser prior to the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement either in response to an express disclosure requirement contained in a provision of this Agreement or as an exception to one or more of the representations or covenants contained in this Agreement; provided that the mere inclusion of an item in the Disclosure Schedule as an exception to a representation shall not be considered an admission by Seller that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance or that such item has had or is expected to result in a Material Adverse Effect with respect to the Accounts, the Acquired Assets or other obligations of Purchaser or Sellers, as applicable.

“Eligible Information” shall mean (1) the Cardholder List, excluding any Cardholders who have exercised their opt-out rights under the Axsys Privacy Policy and applicable law or regulation, including Title V of the GLBA, or whose information must be excluded from the Cardholder List under other applicable law or regulation and who are designated as such on Axsys’s systems with status “Advertising Code” and (2) Customer Information consisting solely of transactions or experiences between Axsys or Sellers and Cardholders who have not exercised their opt-out rights under the Axsys Privacy Policy and applicable Requirements of Law, or whose information need not be excluded from Customer Information under other Requirements of Law.  Without limiting the foregoing, Eligible Information does not include any Ineligible Information.

“Employees” shall mean all of the full time and part time employees of FMT employed in the Business at the Facilities and certain of the Remote Facilities on the Closing Date.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with any of the Sellers within the meaning of Section 414(b) or (c) of the Code or Section 4001 of ERISA.

“Essential Assets” shall have the meaning specified in Section 5.1(i).

“Excluded Assets” shall have the meaning specified in Section 2.2.

“Excluded Liabilities” shall have the meaning specified in Section 2.4.

“Facilities” shall mean (i) Building #5 at 53 McCleland Avenue, in St. Cloud, Minnesota 56301 and (ii) 108 Thomas Circle, Monticello, Minnesota 55362.

“FACA Agreement” shall mean the Asset Purchase Agreement dated as of June 11, 2002, by and among Fingerhut Companies, Inc., Federated Department Stores, Inc. and FAC Acquisition, LLC.

“FACS” shall have the meaning specified in the introduction to this Agreement.

“FACS South” shall mean the operations of FACS located in Tampa, Florida.

“FACS West” shall mean the operations of FACS located in Tempe, Arizona.

“Federated” shall mean Federated Department Stores, Inc., a Delaware corporation.

“Federated Guaranty” shall mean the Performance Guaranty in the form of Exhibit F attached hereto issued by Federated, as Guarantor, to Purchaser, to be dated the Closing Date.

“Financial Statements” shall have the meaning specified in Section 4.2(d).

“Fingerhut” shall have the meaning specified in the introduction to this Agreement.

“Fingerhut Portfolio” shall mean all the Credit Card Receivables and the Charged-Off Receivables.

“FMT” shall mean FMT Services, Inc., a Nevada corporation.

“FMT Authorizations” shall have the meaning specified in Section 4.3(h).

“FMT Balance Sheet” shall have the meaning specified in Section 7.1(p).

“FMT Balance Sheet Date” shall have the meaning specified in Section 7.1(p).

“FMT Shares” shall mean all of the capital stock of FMT.

“GAAP” shall have the meaning specified in Section 4.2(d).

“GLBA” shall mean the Gramm-Leach-Bliley Act of 1999, as amended.

“Governmental Authority” shall mean any federal, state, local, domestic or foreign governmental, regulatory or self-regulatory authority, agency, court, tribunal, commission or other regulatory or self-regulatory entity, the United States of America, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” shall have the meaning specified in Section 8.4(a).

“Indemnifying Party” shall have the meaning specified in Section 8.4(a).

“Ineligible Information” shall mean information from applications for accounts (other than name, address and telephone number) or credit scoring information (including FICO scores) or any other information obtained by Axsys, Sellers or FACS from third parties or from the Cardholders themselves.

“Information Security Program” shall have the meaning specified in Section 5.3(f).

“Knowledge” shall mean, with respect to any Seller, FACS, Axsys, Accounts Owner or Purchaser, what is actually known without independent investigation by the officers of Sellers, FACS, Axsys, Accounts Owner or Federated, on the one hand, or the officers of Purchaser, on the other hand, as applicable, with a title of Vice President or above.

“Licensed Assets” shall mean the Credit Card Marks, Retailer Trademarks, Licensed FACS Software, Cardholder List, Customer Information, Books and Records and other information licensed by Fingerhut, FACS and Axsys to Purchaser pursuant to Sections 2.7 and 2.8.

“Licensed FACS Software” shall have the meaning specified in Section 2.7(b).

“Licensors” shall have the meaning specified in the introduction to this Agreement.

“Losses” shall have the meaning specified in Section 8.3.

“Material Adverse Effect” shall mean, (a) with respect to a referenced entity or group of entities, as applicable, any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, or results of such entity or group of entities, as applicable, or to prevent or materially delay consummation of the transactions contemplated under this Agreement or otherwise to prevent such entity or group of entities, as applicable, from performing its (or their) obligations under this Agreement, and (b) with respect to assets, any event, change or effect that, when taken individually or together with all other adverse changes and effects, is or is reasonably likely to be materially adverse to the condition (financial or otherwise) of such assets, or to prevent or materially delay consummation of the transactions contemplated under this Agreement or otherwise to have a Material Adverse Effect upon the reasonably expected performance and/or value of such assets.

“MTI” shall have the meaning specified in the introduction to this Agreement.

“Non-Purchaser Parties” shall mean Fingerhut, MTI, Axsys and FACS.

“Non-Securitized Charged-Off Receivables” shall mean all Charged-Off Receivables that have not been sold to the Transferor or transferred to the Trust pursuant to the Securitization Documentation or otherwise constitute property of the Transferor or the Trust.

“Non-Securitized Credit Card Receivables” shall mean all Credit Card Receivables that have not been sold to the Transferor or transferred to the Trust pursuant to the Securitization Documents.

“OCC” shall mean the Office of the Comptroller of the Currency.

“Person” shall mean any legal person, including any individual, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, governmental entity or other entity of any nature.

“Policies and Procedures” shall mean the written policies and procedures of the Business relating to the Accounts, as in effect from time to time, a current copy of which shall have been provided to Purchaser prior to the Closing Date.

“Post-Closing Payment” shall have the meaning specified in Section 3.7.

“Post-Closing Period” shall mean any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period that is deemed to begin after the Closing Date.

“Post-Closing Services” shall have the meaning specified in Section 5.2(h).

“Pre-Closing Period” shall mean any taxable period ending on or prior to the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period that is deemed to end on and include the Closing Date.

“Processing Services” shall mean those services performed by FACS for the Fingerhut Portfolio as of the date of this Agreement, which are services to process, calculate, post, report and record all payments, transactions, finance charges, fees, credits, adjustments, charges and to produce, print and mail notices, communications and periodic statements to Cardholders related to the Accounts in accordance with the Requirements of Law.

“Processing System” shall mean all of the equipment, software programs, parts, procedures and manuals, currently used by or on behalf of Sellers to provide the Processing Services as of the Closing Date.

“Protected Party” shall have the meaning specified in Section 5.1(c).

“Purchase Price” shall have the meaning specified in Section 2.6.

“Purchase Price Adjustment” shall be the amount by which the aggregate Purchase Price for the Acquired Assets and Licensed Assets is adjusted upward or downward as calculated in the following manner.  The Purchase Price shall be (a) adjusted downward in an amount equal to (i) all gross payments and recoveries (net of collection agency fees) received (net of amounts of returned checks, which shall be determined as set forth in the last sentence of this definition, and amounts paid in respect of credit balance refunds) in respect of the Fingerhut Portfolio and interest at the Citibank Interest Rate on such net payments and recoveries from the date of receipt of such payments to the Closing Date, and (ii) 54.9% of any accrued finance charges included as of the Cut-Off Time that were subsequently not billed to any Cardholder plus interest at the Citibank Interest Rate from the Cut-Off Time to the Closing Date and (b) adjusted upward (i) in an amount equal to 54.9% of the balances resulting from sales of merchandise (net of returns), (ii) in amount equal to 85% of the balances resulting from sales of Credit Products that are offered by third party vendors (net of cancellations) and 18% of balances of receivables created from sales of the Fingerhut Credit Products called “AdvantageGard” and “AdvantageGard Family”, (iii) by all amounts on deposit in bank accounts in the Trust net of interest accrued but unpaid on the Trust securities through the Closing Date, (iv) by the amount of interest at the Citibank Interest Rate on the Base Purchase Price from Cut-Off Time to Closing Date and (v) by the amount of interest at the Citibank Interest Rate on the amount by which the Purchase Price is adjusted upward from the date of such upward adjustment through the Closing Date.  For purposes of determining the amount of returned checks for clause (a)(i) above, such amount shall be equal to (i) 54.9% of the amount of returned checks that were initially posted prior to the Cut-Off Time and (ii) 100% of the amount of returned checks that were initially posted on and after the Cut-Off Time

“Purchaser” shall have the meaning specified in the introduction to this Agreement.

“Qualified Plans” shall have the meaning specified in Section 6.2(b).

“Receivables” shall mean all amounts owing, whether or not billed, from time to time by Cardholders with respect to Accounts, including extensions of credit, accrued and posted periodic finance charges, and any other charges and fees assessed on the Accounts (net of Credit Balances, whether or not posted) and Accrued Interest.

“Receivables Purchase Agreement” shall mean the Amended and Restated Purchase Agreement dated as of March 18, 1998, between the Transferor and Fingerhut.

“Related Agreements” shall mean the Assignment and Assumption Agreement, the Account Ownership and Administration Agreement, the CompuCredit Guaranty or the Federated Guaranty, as applicable, delivered pursuant to Section 3.2.

“Remote Facilities” shall mean shall mean, collectively, Buildings #1, #2, #3 and #4 at 53 McCleland Avenue in St. Cloud, Minnesota 56301.

“Requirements of Law” shall mean, with respect to any Person, any law, treaty, rule or regulation, or determination of (or agreement with) an arbitrator or Governmental Authority (including, without limitation, usury laws, the Federal Truth in Lending Act, Regulation B and Regulation Z of the Board of Governors of the Federal Reserve System, the Equal Credit Opportunity Act, the Federal Fair Debt Collections Practices Act, the GLBA and state laws, rules and regulations relating to consumer protection, installment sales and collections), in each case binding on that Person or its property, and shall include the certificate of incorporation and by-laws or other organizational or governing documents of such Person.

“Retailer Trademarks” shall mean the trademarks “Fingerhut” and “Maple Street Merchants.”

“Securitization Documents” shall mean the documents set forth on Schedule VIII.

“Securitized Credit Card Receivables” shall mean Credit Card Receivables that have been sold to the Transferor or transferred to the Trust pursuant to the Securitization Documents.

“Sellers” shall have the meaning specified in the introduction to this Agreement.

“Sellers’ Benefit Plans” shall mean any Benefit Plan established, maintained, sponsored, contributed to by Sellers or any ERISA Affiliate, or any Benefit Plan under which Sellers or any ERISA Affiliate is required to contribute to or has any obligation under.

“Servicer” shall mean the servicer of the Trust as described in the Securitization Documents.

“Settlement Date” shall mean the date not later than fifteen (15) days after the Closing Date on which the parties make any adjustment to the Purchase Price and corresponding payment.

“Settlement Date Statement” shall mean a statement, substantially in the form of Exhibit D attached hereto and incorporated herein, which contains a computation of the Purchase Price as of the Closing Date.

“Statement” shall have the meaning set forth in Section 5.4(c).

“Straddle Period” shall mean a taxable period which begins before the Closing Date and ends after the Closing Date.

“Subservicer” shall have the meaning specified in the introduction to this Agreement.

“Tax” shall mean any federal, state, local or foreign net income, gross income, gross receipts, windfall profit, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value added, transfer, stamp, or environmental tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, addition to tax or additional amount imposed by any Governmental Authority.

“Tax Package” shall have the meaning specified in Section 5.4(h).

“Tax Return” shall mean any return, report or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Tax.

“Transfer Taxes” shall mean all excise, sales, use, registration, stamp, recording, documentary, conveyancing, property, transfer, franchise and similar Taxes.

“Transferor” shall mean Fingerhut Receivables, Inc., a Delaware corporation.

“Transferor Authorization” shall have the meaning specified in Section 4.2(h).

“Transferor Balance Sheet Date” shall have the meaning specified in Section 4.2(d).

“Transferor Group” shall mean any consolidated, combined, unitary or affiliated group of corporations for Tax purposes with respect to taxable periods during which Transferor is or was a member.

“Transferor Shares” shall mean all of the capital stock of the Transferor.

“Trust” shall mean the Fingerhut Master Trust existing under the Trust Agreement.

“Trust Agreement” shall mean the Amended and Restated Pooling and Servicing Agreement dated as of March 18, 1998, as amended by the First Amendment thereto dated May 25, 2001, among the Transferor, Axsys (formerly known as Fingerhut National Bank) and The Bank of New York (Delaware), as Trustee, together with the Series 1998-2 Supplement to the Pooling and Servicing Agreement dated as of March 18, 1998, as amended by the First Amendment thereto dated as of May 17, 1999 and the Second Amendment thereto dated as of September 10, 1999.

“Unauthorized Use” shall mean use that was made by a person other than the Cardholder who did not have actual, implied or apparent authority for such use of the Account and from which the Cardholder received no benefit.

“Valuation Date” shall mean a date mutually agreed upon by the parties which shall not  be more than three (3) Business Days before the Closing Date.

“Valuation Date Statement” shall mean a statement, substantially in the form of Exhibit C attached hereto and incorporated herein, which contains a good faith computation of the Purchase Price, excluding the Post-Closing Payments described in Section 3.7, as of the Valuation Date.

“Welfare Benefit Plan” shall mean a Benefit Plan that is an “employee welfare benefit plan” as such term is defined in Section 3(1) of ERISA.

1.2           Construction.  Unless the context otherwise clearly indicates, words used in the singular include the plural and words used in the plural include the singular.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; and the term “including” means “including without limitation.”

ARTICLE 2

PURCHASE AND SALE OF ACQUIRED ASSETS; LICENSES

2.1           Acquired Assets.  On the Closing Date Purchaser agrees to purchase from Sellers, and each Seller agrees to sell, convey, assign and transfer to Purchaser, all right, title and interest in, to and under the following assets (collectively, the “Acquired Assets”):

(a)                                  the Transferor Shares;

(b)                                 the FMT Shares;

(c)                                  the Non-Securitized Credit Card Receivables and all payments made by Cardholders and received on or after the Closing Date with respect thereto;

(d)                                 the Non-Securitized Charged-Off Receivables and all payment made by Cardholders and received on or after the Closing Date with respect thereto;

(e)                                  to the extent assignable, contracts rights to leased equipment and contract rights to third party operating software that is necessary for the operation of such leased equipment or other owned equipment in the manner currently operated by Sellers, used or held primarily for use in the Business by Sellers as set forth on Schedule II-A and Schedule II-B;

(f)                                    to the extent assignable, all contracts rights to use other third party collections and customer services software used by Sellers in the Business, as currently conducted by Sellers, exclusively for the Fingerhut Portfolio as set forth on Schedule II-B; and

(g)                                 to the extent permissible under all Requirements of Law and pursuant to the terms of the Benefit Agreements, all the interest of Sellers under the existing Benefit Agreements.

2.2           Excluded Assets.  On and after the Closing Date, each Seller or Axsys, as applicable, shall retain, all right, title and interest of such Seller or Axsys, as applicable, in, to and under the following assets (collectively, the “Excluded Assets”):

(a)                                  the Accounts;

(b)                                 all software, other than as included in the Acquired Assets and other than the license rights granted under this Agreement in the Licensed FACS Software;

(c)                                  all equipment other than such equipment and related software the contract rights to which are included in the Acquired Assets pursuant to Section 2.1(e);

(d)                                 originals of the Books and Records;

(e)                                  all Tax credits and all Tax refunds relating to the Acquired Assets with respect to or allocable to a Pre-Closing Period; and

(f)                                    the Retailer Trademarks, the Credit Card Marks, Customer Information and Cardholder List, other than the license rights granted under this Agreement.

2.3           Assumed Liabilities.  On and after the Closing Date, Purchaser shall assume, perform and discharge the following (and only the following) obligations of Sellers or Axsys, as applicable, with respect to the Acquired Assets (collectively, the “Assumed Liabilities”):

(a)                                  the obligation to pay the Credit Balances existing on the Accounts as of the Cut-Off Time and the obligation to pay any Credit Balances on the Accounts created on or after the Cut-Off Time;

(b)                                 all obligations under the contracts, the rights to which are assigned pursuant to Section 2.1(e) or (f), including the obligation to make any lease payments or any other required payments;

(c)                                  the liabilities and obligations of Fingerhut with respect to Receivables arising on and after the Closing Date and Receivables arising prior to the Closing Date if Purchaser or any Affiliate of Purchaser allows the amount of any Receivable to be adjusted downward on or after the Closing Date without receiving an equivalent payment for a reason other than the return of merchandise;

(d)                                 any and all liabilities and obligations of the Transferor, including those arising under the Securitization Documents or in connection with the Transferor’s relationship with the Trust, in each case arising, accruing and occurring on or after the Closing Date;

(e)                                  any and all liabilities and obligations of FMT including those arising under the Securitization Documents, with respect to employees and contracts, the rights to which are assigned pursuant to Section 2.1(e) or (f), or related to the operation of the Business, in each case arising, accruing and occurring on or after the Closing Date;

(f)                                    subject to Section 2.10, any liability or obligation of Sellers arising or incurred in connection with the existing Benefit Agreements and any Credit Product, in each case arising, accruing and occurring on or after the Closing Date;

(g)                                 any liability or obligation under new benefit plans to be provided by Purchaser to the Continuing Employees, as described in Section 6.2; and

(h)                                 any liability or obligation with respect to severance benefits to be provided by Purchaser as described in Section 6.1(b).

2.4           Excluded Liabilities.  The Assumed Liabilities shall not include, and in no event shall Purchaser assume, agree to pay, discharge or perform or incur any liability or obligation under this Agreement except as described in Section 2.3 or elsewhere in this Agreement, or otherwise become responsible in respect of any other liability of Sellers or Licensors, including but not limited to the following (together with all other liabilities of Sellers or Axsys, as applicable, that are not Assumed Liabilities, the “Excluded Liabilities”):

(a)                                  any liability relating to, resulting from or arising out of (i) claims made in pending or future suits, actions, investigations, or other legal, governmental or administrative proceedings or (ii) claims based on violations of law as in effect on or prior to the Closing Date, breach of contract, employment practices, or environmental, health and safety matters, products of Sellers or Axsys, as applicable, or any other actual or alleged failure of Sellers or Axsys, as applicable, to perform any obligation, in each case arising out of or relating to events which shall have occurred, or services performed, or the operation of the Business, or the Facilities prior to the Closing Date;

(b)                                 with respect to Acquired Assets, any Taxes arising out of (and allocable to) the operation of the Business or the ownership of the Acquired Assets prior to the Closing Date subject to the provisions of Section 5.4;

(c)                                  any liability or obligation arising out of or with respect to any third party or governmental claim pending against Sellers or Licensors on the Closing Date or thereafter initiated based on or arising out of the operation of the Business or otherwise prior to or on the Closing Date;

(d)                                 any liability or obligation of Sellers arising or incurred in connection with the negotiation, preparation and execution of this Agreement or the breach of any representation or warranty or failure to perform any covenant of this Agreement and the transactions contemplated by this Agreement and any fees and expenses of counsel, accountants, brokers, financial advisors or other experts of Sellers;

(e)                                  any liability for or relating to borrowed money other than all obligations of the Transferor, Servicer and Trust under the Securitization Documents;

(f)                                    any liability pertaining to any Excluded Asset;

(g)                                 the obligation to make any lease payments or any other payments under contracts, the rights to which are not assigned pursuant to Section 2.1(e) or (f);

(h)                                 except as set forth in Section 11.10, any liability relating to, resulting from or arising out of any former operations of Sellers that have been discontinued or disposed of prior to the Closing Date;

(i)                                     any liability arising out of or relating to any merchandise of Sellers, including liabilities relating to returned merchandise;

(j)                                     subject to Section 3.7, any liability arising out of or relating to any Credit Product of Sellers or any liability arising out of or relating to any Benefit Agreement prior to the Closing Date;

(k)                                  any liability arising out of or relating to long term disability expenses, as described in Section 6.1(c) hereof;

(l)                                     any liability arising prior to the Closing Date relating to any of the Continuing Employees or any liability arising under or relating to Sellers’ Benefit Plans;

(m)                               subject to Section 3.7, any liability to Sellers’ customers under warranty agreements given by Sellers to their customers, excluding any liability arising or accruing under the Benefit Agreements after the Closing Date, but only to the extent such Benefit Agreements have been assigned to Purchaser pursuant to Section 2.10;

(n)                                 any and all liabilities and obligations of the Transferor arising prior to the Closing Date, including those arising under the Securitization Documents prior to the Closing Date (excluding the obligation to repay the securities outstanding thereunder following the Closing Date in accordance with and pursuant to the terms of the Securitization Documents);

(o)                                 any and all liabilities and obligations of FMT or any predecessor servicer or subservicer arising prior to the Closing Date, including those arising under the Securitization Documents prior to the Closing Date; and

(p)                                 any and all liabilities of Fingerhut or any Affiliate of Fingerhut arising out of or relating to the May 15, 2002 Minnesota Attorney General Civil Investigative Demand identified by Sellers on Schedule I, and any resulting, subsequent or related legal actions, litigation or demands, except to the extent arising in connection with the actions of Purchaser or its Affiliates or agents.

2.5           Accounts Owner.  On and after the Closing Date, Axsys shall continue to be the owner of the Accounts (in such capacity, the “Accounts Owner”) and shall continue to maintain the Accounts in accordance with the Accounts Ownership and Administration Agreement; provided, however, that notwithstanding anything else to the contrary in this Agreement, neither Axsys nor MTI nor any of their respective Affiliates, successors or assigns shall have any liability to Purchaser for any inability of Axsys to perform, or to continue to perform, its obligations hereunder or under the Accounts Ownership and Administration Agreement as a result of any regulatory action as evidenced by an opinion of counsel or certificate of a senior officer of Axsys delivered to Purchaser.

2.6           Purchase Price.  The purchase price for the Acquired Assets and the consideration for the licenses granted in the Licensed Assets (the “Purchase Price”) shall be an amount, determined as of the Cut-Off Time, equal to (x) (i) if the Cut-Off Time occurs on May 3, 2002, $691,822,680 or (ii) if the Cut-Off Time occurs other than on May 3, 2002, 54.9% of the balances of the Credit Card Receivables as of the Cut-Off Time (the “Base Purchase Price”), minus (y) $450,000,000, in each case as adjusted by the Purchase Price Adjustment calculated from the Cut-Off Time through 11:59 p.m. on the day immediately preceding the Closing Date.  Any Post-Closing Payments shall be made in accordance with Section 3.7 and shall be treated as adjustments to the Purchase Price.

2.7           Licenses by Fingerhut and FACS.

(a)           License by Fingerhut.  Effective upon the Closing, Fingerhut shall grant Purchaser and its Affiliates a limited and temporary, non-transferable, non-sublicensable,  non-exclusive license to use the Retailer Trademarks solely (i) for the purposes of collecting payments on the Credit Card Receivables and the Charged-Off Receivables in the Fingerhut Portfolio (including customer service, billing, transferring balances to credit card accounts established by Purchaser or its designee, the ongoing management and promotion of the Credit Products (other than debt waiver and credit insurance products) offered to Cardholders on the date hereof with respect to such Cardholders only, and any communications with Cardholders related to the foregoing), (ii) in connection with the management of the Accounts (the activities in (i) and (ii) are, individually and collectively referred to as “Account Activities”) and (iii) in connection with the marketing of debt waiver and credit insurance products to Cardholders, in a manner consistent with the practices of Sellers prior to the Closing Date.  Purchaser shall cease to use the Retailer Trademarks upon the earliest of (x) cessation of collection activities with respect to the Fingerhut Portfolio, (y) with respect to any Cardholder, the transfer of all outstanding balances of such Cardholder to credit card accounts established by Purchaser or its designee and (z) solely with respect to clause (iii) of the previous sentence, collection of all balances on the Accounts (including Accrued Interest) outstanding on the date hereof, but in no event shall the Retailer Trademarks be used later than the date five years from the Closing Date.  It is expressly agreed that Purchaser is not purchasing or acquiring Sellers’ or FACS’s right, title and interest in the Retailer Trademarks or logos, or any other names or marks of any Seller or its Affiliates.  Purchaser acknowledges that Fingerhut has entered into an agreement to transfer all its right, title and interest in and to the “Fingerhut” trademark and related goodwill but has retained a license sufficient to grant the rights granted hereunder to Purchaser pursuant to the FACA Agreement, a copy of which shall be provided to Purchaser upon the closing of the transactions described therein, with financial information redacted therefrom.  In addition, Purchaser acknowledges that Sellers may enter into an agreement to transfer all its right, title and interest in and to the “Maple Street Merchants” trademark, in which event it shall retain a license sufficient to permit Purchaser to continue to exercise the rights to the “Maple Street Merchants” trademark granted hereunder to Purchaser.  Purchaser shall not combine the Retailer Trademarks with any other mark or term except that it can use the corporate name “Fingerhut Receivables, Inc.” for so long as such entity’s purposes as set forth in its corporate charter remain the same as they are as of the Closing Date hereunder and provided that Fingerhut Receivables, Inc. conducts no business other than that for which such entity was incorporated and for so long as the license to the Retailer Trademarks is in effect. Purchaser shall use the Retailer Trademarks only in a manner and form and for services meeting quality standards comparable to those of Sellers sold under the Retailer Trademarks prior to the Closing and in a manner so as not to cause damage to the good reputation of the Retailer Trademarks.  Purchaser shall, immediately upon receipt of written notice from Fingerhut or its transferees, cease any act or practice with respect to the Retailer Trademarks that is not permitted by this Section 2.7.  Purchaser agrees that it shall use the Retailer Trademarks solely in a manner consistent with all applicable Requirements of Law.  Except as provided herein, Fingerhut shall not license the Retailer Trademarks to any other Person.

(b)           License by FACS.  Subject to the terms set forth below, FACS shall, effective as of the Closing Date, grant Purchaser a limited and temporary, non-exclusive, non-transferable and non-sublicensable license to use the software and other computer systems set forth on Schedule IX and included in the Processing System owned or licensed (to the extent sublicensable) by FACS or its Affiliates, (collectively, the “Licensed FACS Software”) for the purpose of administering, servicing and collecting the Receivables at the Facilities, and at any successor facility in the continental United States as to which FACS has received prior written notice specifying where any such function shall be performed and if Sellers are providing Post-Closing Services pursuant to the terms of this Agreement, the Remote Facilities, and in each case solely with respect to Account Activities for the  Fingerhut Portfolio for so long as FACS is providing Processing Services pursuant to Section 9.3 to Purchaser or until such earlier time as Purchaser shall have ceased to use the Retailer Trademarks in accordance with Section 2.7(a).  Purchaser shall inform its employees who shall have access to any Licensed FACS Software, computer systems or other Confidential Information provided by Sellers or Axsys under any of the licenses granted herein of Purchaser’s obligations under this Agreement including, but not limited to, the provisions of this Section 2.7(b) and Section 5.1(c). Subject to Purchaser’s compliance with the terms and conditions of this Agreement, Purchaser may make such copies of the applicable Licensed FACS Software as are reasonably necessary to accomplish the permitted use set forth in this Agreement, all such copies to be subject to the terms and conditions of this

Agreement, including the confidentiality provisions contained in Section 5.1(c). Purchaser may not modify, disassemble, decompile or otherwise reverse engineer any aspect or portion of any of the Licensed FACS Software and may not sublicense, lease, outsource or otherwise distribute or transfer in any way any Licensed FACS Software and Purchaser shall maintain complete and accurate operational and business records in accordance with sound operational and business practices to substantiate Purchaser’s compliance with the terms and conditions of this Section 2.7(b).

2.8           License by Axsys

(a)           Effective upon the Closing and for a period of five (5) years thereafter, and subject to Section 5.3(f), Axsys shall grant Purchaser a limited, non-transferable, non-sublicensable (x) exclusive license to use the Credit Card Marks in connection with conducting Account Activities (y) a non-exclusive license to use the Eligible Information, with respect to (i) for any purpose and as permitted under Requirements of Law and the Axsys Privacy Policy, and (z) a non-exclusive license to use all other credit databases and credit files of personally identifiable information related to Cardholders maintained by or on behalf of Axsys and relating to the Fingerhut Portfolio, including information from applications for accounts or credit scoring information (including FICO scores) or any other information obtained by Axsys, Sellers or FACS from third parties or from the Cardholders themselves, solely as necessary or appropriate for the purposes of performing its obligations as Servicer, and as necessary or appropriate to comply with Requirements of Law.  Purchaser agrees that it shall not use the Customer Information or Cardholder List or provide access to the Customer Information or Cardholder List to anyone who would use them directly or indirectly for the solicitation or sale of merchandise (other than with respect to Credit Products) through a direct marketing business that is similar to the historic Fingerhut catalogue business as conducted immediately prior to the Closing Date.  It is expressly understood that Purchaser is not purchasing or acquiring Axsys’s right, title and interest in the Credit Card Marks, Cardholder List or the Customer Information.  From and after the Closing Date, and continuing for a period of five (5) years, Axsys shall not, and shall cause its Affiliates not to, (A) license any one or more of the Credit Card Marks to any Affiliate or third party, or (B) use, or permit any Affiliate or third party to use, the Credit Card Marks to solicit any Cardholder for a credit card account or any other service or product, including, without limitation, any Credit Product.  From and after the Closing Date and continuing for a period of five (5) years, Axsys shall not, and shall cause its Affiliates not to, (i) use or otherwise provide the Cardholder List, in whole or in part, to any third party, other than disclosure to its Affiliates, to Axsys’s and its Affiliates’ employees, agents, subcontractors, attorneys and accountants, to any Governmental Authority, to comply with a subpoena or other request or demand of a Governmental Authority or as otherwise required by Requirements of Law or as necessary or appropriate in connection with the enforcement or defense of its rights under the Cardholder Agreements, (ii) use the Cardholder List to solicit any Cardholder for a credit card account or any other service or product, including without limitation any Credit Product, or (iii) provide the Cardholder List to any Affiliate or third party (other than as specified herein) for the purpose of any solicitation or sale of any product, or service, including without limitation any Credit Product.

Notwithstanding the foregoing, Purchaser acknowledges that certain information related to the retail customers of Sellers is maintained by Sellers on other databases and that such customer information overlaps substantially with the Customer Information and Cardholder List being licensed to Purchaser.  Purchaser agrees that Sellers may use and have provided to the purchasers of other assets of Sellers pursuant to the FACA Agreement, access to and the right to use Sellers’ retail customer information subject to a restrictive covenant to the effect that retail customer information shall not be used directly or indirectly to create Credit Products for, or market Credit Products to, such retail customers.  Purchaser is a third-party beneficiary of such restrictive covenant under the FACA Agreement.  In addition, Purchaser agrees that Sellers may provide third-party purchasers of other Fingerhut assets access to and use of Sellers’ retail customer information (including the information related to the “Maple Street Merchants” business), provided any such third party agrees in writing with Sellers to a restrictive covenant to the effect that such trademark shall not be used directly or indirectly to create Credit Products for, or market Credit Products to, such retail customers.  Purchaser shall be a third-party beneficiary of such restrictive covenant placed on the third-party purchaser.  Neither Sellers nor any of their Affiliates shall have any liability to Purchaser to enforce any such restrictive covenant or hold Purchaser harmless from any loss or damage resulting from a breach of such restrictive covenants by third-party purchasers.

(b)           Effective upon the Closing Date and for a term of five (5) years thereafter, Axsys shall grant Purchaser a limited and temporary non-exclusive, non-transferable, non-sublicensable license to use the Books and Records solely for the purpose of originating and managing Credit Products and conducting Account Activities and only to the extent permissible under all Requirements of Law and the Axsys Privacy Policy and subject to the limitations and restrictions that apply to the use of Customer Information and the Cardholder List in Section 2.8(a).  It is expressly agreed that Purchaser is not purchasing or acquiring Sellers’ right, title and interest in the Books and Records.  Purchaser shall not use the Books and Records for the solicitation of sales of merchandise (other than Credit Products) through a direct marketing business that is similar to the historic Fingerhut catalogue business.  Purchaser agrees that it shall use the Books and Records solely in a manner consistent with all Requirements of Law.  To the extent that the Books and Records contain the same information as the Customer Information and Cardholder List, the license granted with respect to such information shall also be governed by the provisions of this Section 2.8 that pertain to the Customer Information and Cardholder List.

(c)           Subject to Section 2.8(a) and effective upon Closing, Purchaser may disclose the Customer Information to any third party permitted under Requirements of Law and the Axsys Privacy Policy.  Purchaser may disclose all other Customer Information solely:

(i)            To its subcontractors in connection with a permitted use of such Customer Information under this Agreement; provided that each such subcontractor agrees to be bound by contractual commitments of confidentiality consistent with Section 5.1(c) and non-use of such Customer Information except to the extent permitted under this Section.

(ii)           To its Affiliates and its Affiliates’ employees, agents, attorneys and accountants with a need to know such Customer Information in connection with a permitted use of such Customer Information under this Agreement; provided that (A) any such Person is bound by contractual commitments of confidentiality that would cover the non-disclosure and non-use of such Customer Information by such Person outside of the scope of his or her engagement as a condition of employment of or access to Customer Information, and (B) Purchaser shall be responsible for the compliance of each such Person with the terms of this Agreement.

(iii)          To any Governmental Authority with authority over Purchaser for such purpose to the extent required by applicable law or regulation.

2.9           Agreements with Third Parties.  Each Seller and Axsys shall use commercially reasonable efforts to assist Purchaser, at Purchaser’s expense, in obtaining an assignment of any benefit under any agreement between such Seller or Axsys, as applicable, and a third party vendor with respect to the Business to the extent Purchaser requests such Seller or Axsys, as applicable, to do so.

2.10         Benefit Agreements.  At all times until the Closing Date, unless otherwise agreed to by Purchaser and Sellers, Sellers shall use commercially reasonable efforts to maintain the Benefit Agreements in full force and effect.  Additionally, until the Closing Date, Sellers shall respond to inquiries from Cardholders and others regarding the services and programs available to Cardholders pursuant to the Benefit Agreements.  In the event of any material change in any of the products, services and benefit levels provided to Cardholders under the Benefit Agreements occurring at any time until the Closing Date, Seller shall communicate with Purchaser as to the alternatives available to continue to provide such products, services and benefit levels and shall take all reasonable action to provide for the uninterrupted provision of the same, as reasonably requested by Purchaser.  Following the Closing Date, Purchaser and Sellers agree that Purchaser shall have the option, to the extent no consent of any Person is required to exercise any such option, to cause Sellers (i) to terminate, subject to Requirements of Law and in accordance with the terms thereof, (ii) not to renew, subject to Requirements of Law and in accordance with the terms thereof, any or all, to the extent renewable, or (iii) to assign its rights under, and to assume Sellers’ obligations under, any Benefit Agreement then in effect, it being understood that, except as otherwise provided in this Agreement, Sellers shall be under no obligation to continue any Benefit Agreement currently in effect and any obligations so assumed shall become Purchaser Obligations.

2.11         Periodic Audits of Licensee.  Annually upon request and reasonable prior written notice, Purchaser shall allow, and cooperate with, Sellers, FACS, Axsys, or their designated representatives to inspect during Purchaser’s regular business hours the Facilities and the books and records of Purchaser relating to the activities conducted under the licenses and sublicenses granted under Sections 2.7(a), 2.7(b), 2.8(a) and 2.8(b) hereof, in each case as necessary for the sole purpose of determining compliance with such licenses and sublicenses, and in each case subject to the confidentiality provisions contained in Section 5.1(c) herein.  Inspections shall be made at Sellers’ and Axsys’s expense and shall be conducted on reasonable prior written notice and in a manner that does not unduly disrupt Purchaser’s normal business operations.  Sellers and Axsys shall be entitled to make copies and extracts, at their expense, of any such records described in the first sentence of this Section 2.11.  Any inspection or approval by Sellers or Axsys shall not be deemed any representation or warranty by Sellers or Axsys that any use by

Purchaser of the Credit Card Marks and/or the Retailer Trademarks in connection with the activities contemplated hereunder complies with any Requirements of Law.

ARTICLE 3

THE CLOSING

3.1           The Closing.  Subject to the satisfaction or waiver of all conditions set forth in Article 7, the closing of the transactions contemplated herein (the “Closing”) shall be by facsimile transmission (FAX) at 1:00 p.m. Eastern Time on July 12, 2002, or at such other time, place and manner as may be mutually agreed by the parties hereto (such time and date being referred to herein as the “Closing Time” and the “Closing Date,” respectively).

3.2           Documents and Certificates.  At the Closing, Sellers shall deliver to Purchaser, and Purchaser shall deliver to Sellers, an agreement (the “Assignment and Assumption Agreement”) which conveys to Purchaser all right, title and interest in and to the Acquired Assets and under which Purchaser shall assume the Assumed Liabilities.  The Assignment and Assumption Agreement shall be in the form of Exhibit B attached hereto.  At or prior to the Closing Time, (i) Sellers shall deliver to Purchaser or its designee a certificate or certificates representing the Transferor’s Shares and the FMT Shares, together with stock powers duly endorsed in blank for transfer of such Shares to Purchaser; (ii) Sellers shall deliver to Purchaser a bill of sale and any other instruments of transfer sufficient to convey to Purchaser all right, title and interest in and to the Acquired Assets; and (iii) Purchaser and each Seller shall execute and deliver all such additional instruments, documents or certificates as may be reasonably requested by the other party for the consummation at the Closing of the transactions contemplated by this Agreement.

3.3           Valuation Date Statement.  Sellers shall use commercially reasonable efforts to deliver to Purchaser the Valuation Date Statement, along with the appropriate reports and other supporting calculations no later than two (2) Business Days prior to the Closing Date.  Purchaser shall have the right to review the Valuation Date Statement, together with any supporting documents reasonably requested by Purchaser to verify the accuracy and completeness of the valuations set forth therein and the Valuation Date Statement shall be revised by Sellers to reflect any corrections agreed to by Purchaser and Sellers.

3.4           Payments on the Closing Date.  On the Closing Date, Purchaser shall pay Fingerhut, for the account of Sellers and Axsys, the Purchase Price (excluding the Post-Closing Payments described in Section 3.7) based on the Valuation Date Statement.  Payment to Fingerhut on the Closing Date shall be made by a Fedwire transfer no later than 2:00 p.m. Eastern Time in immediately available U.S. dollars to an account designated in writing by Fingerhut.  On the Closing Date, Purchaser shall pay to Fingerhut the amount owed by Purchaser with respect to servicing of the Accounts in accordance with Section 9.1.  Payments to Fingerhut on the Closing Date shall be made by a Fedwire transfer no later than 2:00 p.m. Eastern Time in immediately available U.S. dollars to an account designated in writing by Fingerhut.

3.5           Settlement Date Statement.  Fingerhut shall use commercially reasonable efforts to deliver to Purchaser the Settlement Date Statement as soon as possible but at least two (2)

Business Days prior to the Settlement Date.  Purchaser shall have the right to review the Settlement Date Statement, together with any supporting documents reasonably requested by Purchaser to verify the accuracy and completeness of the valuations set forth therein and the Settlement Date Statement shall be revised by Fingerhut to reflect any corrections agreed to by Purchaser and Fingerhut.

3.6           Payments on the Settlement Date.  If the Purchase Price as reflected on the Settlement Date Statement is greater than the Purchase Price paid by Purchaser on the Closing Date, then Purchaser shall remit the difference to Fingerhut, for the account of Sellers, together with interest on such amount at the Citibank Interest Rate during the period from the Closing Date to the Settlement Date.  If the Purchase Price as reflected on the Settlement Date Statement is less than the Purchase Price paid by Purchaser on the Closing Date, then Fingerhut, on behalf of Sellers and Axsys, shall remit the difference to Purchaser together with interest on such amount at the Citibank Interest Rate during the period from the Closing Date to the Settlement Date.  Payments shall be remitted no later than 2:00 p.m. Eastern Time by a Fedwire transfer in immediately available U.S. Dollars to an account designated by the party to which payment is due.  The payments to be made under this Section 3.6 to or by Fingerhut shall be apportioned by Fingerhut among Sellers and Axsys, and paid by Fingerhut to Sellers and Axsys or by Sellers and Axsys to Fingerhut, as the case may be, as agreed to among Sellers and Axsys.

3.7           Post-Closing Payments.  If during the period ending 90 days after the Closing Date (i) a check in payment of amounts owed on an Account, which was credited to such Account prior to the Cut-Off Time is returned unpaid by the drawee after the Closing Date then an adjustment to the Purchase Price shall be made in favor of the Purchasers equal to the amount of the returned check times 45.1% and (collectively, a “Post-Closing Payment”).  If during the period ending 90 days after the Closing Date, either party has Knowledge of an adjustment made in the period prior to the Closing Date for any reason other than (i) finance charge and late fee waiver, allowances or adjustments, (ii) adjustments with respect to third party Credit Products or (iii) returned check (which shall be adjusted in accordance with the first sentence of this Section 3.7), an adjustment to the Purchase Price shall be made in favor of Purchaser or Sellers, as the case may be, provided that no adjustment in favor of Purchaser or Sellers shall be made unless and until the aggregate amount of adjustments in favor of such party shall exceed $250,000, at which point, Purchaser or Sellers, as applicable, shall be entitled to an adjustment in an amount equal to  the total amount of the adjustments provided herein, including the initial $250,000.  The party with Knowledge of the facts relating to such amounts shall provide, or cause to be provided, to the other party written notice and supporting documentation (to the extent available to such party) as promptly as practicable after discovering such facts.  Fingerhut, on behalf of Sellers, or Purchaser, as the case may be, shall, within five (5) Business Days after receipt of said notice, reimburse the other party in immediately available funds, for the amount of said adjustment, together with interest on the reimbursed amount computed from and including the Closing Date through and excluding the date of reimbursement at an interest rate equal to the Citibank Interest Rate during such period.  Notwithstanding the foregoing, the parties agree that this Section 3.7 shall be implemented fairly and equitably so as to avoid the double payment or failure to pay any amount which would result in the unjust enrichment of any party pursuant to the terms hereof.  The payments to be made under this Section 3.7 to Sellers shall be apportioned by Fingerhut among Sellers as agreed to among Sellers.

3.8           Power of Attorney.  Effective upon the Closing Date and thereafter, Sellers hereby irrevocably name, constitute, and appoint Purchaser and Purchaser’s officers, agents, employees and representatives their duly authorized attorney and agent with full power and authority to (and solely to) endorse in Sellers’ names, any checks relating to the Accounts.

3.9           Dispute Resolution.  Sellers and Purchaser agree to attempt in good faith to resolve any disputes arising in connection with the payments made or demanded by the parties under this Article 3, and any resolution or action agreed to in writing by Fingerhut in connection therewith shall be binding on the other Sellers and any resolution or action agreed to in writing by Purchaser in connection therewith shall be binding on Purchaser.  In the event Purchaser and Fingerhut are unable to resolve any such dispute, either party may request a mutually agreed upon nationally recognized firm of independent accountants (the “Accountants”) to reconcile any financial items in dispute.  Any such request shall be in writing, shall specify with particularity the disputed amounts being submitted for determination and shall include directions to the Accountants to proceed with such review as soon as practicable.  The requesting party shall furnish the other party hereto with a copy of such request at the same time it is submitted to the Accountants.  Purchaser and Sellers, shall cooperate reasonably in assisting the Accountants in their review, including, without limitation, by providing the Accountants full access to all files, books and records relevant thereto and providing such other information as the Accountants may reasonably request in connection with any such review.  The determination of the Accountants shall be binding upon Sellers and Purchaser and their respective Affiliates.  The fees and disbursements of such Accountants arising out of such review shall be borne by the party against whom such determination is made.  In the event of a compromise between the parties to the dispute or if the resolution by the Accountants does not adopt either person’s position substantially in its entirety, one-half (½) of the fees and disbursements of such Accountants shall be borne by each party.  In the event the determination made by the Accountants requires either Sellers or Purchaser to make payment to the other of any additional amount, such party shall make such payment no later than five (5) Business Days following receipt from the Accountants of written notice to both parties of such determination plus interest on any amount due at a rate equal to the Citibank Interest Rate during the period from the date on which a payment was required pursuant to the terms of this Agreement through the date of payment.  Any payments to be made under this Section 3.9 by Fingerhut shall be apportioned by Fingerhut among Sellers, FACS and Axsys, and shall be paid by Sellers, FACS and Axsys to Fingerhut, as agreed to among Sellers, FACS and Axsys.

3.10         Collections on the Accounts.  Axsys and Fingerhut agree to pay to the Servicer (if not then acting as Servicer) with respect to the Securitized Credit Card Receivables or to Purchaser with respect to the Non-Securitized Credit Card Receivables, all payments on Accounts that are received by them on and after the Closing Date.  Fingerhut agrees that all such payments received by them that are required to be paid to Purchaser shall be deemed to be held in trust for Purchaser until paid to Purchaser.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

4.1           Core Representations and Warranties of Sellers.  MTI and Fingerhut each severally represents and warrants solely as to itself to Purchaser as follows:

(a)           Organization.  Fingerhut is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.  Fingerhut has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Fingerhut.

                MTI is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota.  MTI has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on MTI.

(b)           Authority; No Violation.  Each Seller has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it under this Agreement and the Related Agreements.  The making, execution, delivery and performance of this Agreement and the Related Agreements and the consummation by each Seller of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of such Seller.  This Agreement and the Related Agreements have been duly and validly executed and delivered by each Seller and, assuming the due authorization, execution and delivery hereof and thereof by Purchaser, constitutes the valid and binding obligations of such Seller enforceable against such Seller, in accordance with their respective terms.  Neither Seller has executed any document relating to the transactions contemplated by this Agreement or otherwise effectuated or consummated any sale or transfer to Purchaser pursuant to this Agreement, in each case (i) in contemplation of insolvency, (ii) with a view to preferring one creditor over another or to preventing the application of its assets in the manner required by applicable law or regulations, (iii) after committing an act of insolvency, or (iv) with an intent to hinder, delay, or defraud itself or its creditors.

(c)           [Reserved].

(d)           Title to Acquired Assets and Licensed Assets.  Sellers have good and marketable title to the Acquired Assets and the right to use and sublicense consistent with the terms hereof, the Licensed Assets referenced in Section 2.7(a) that are not owned by the Sellers, free and clear of any lien, pledge, claim, security interest, encumbrance, charge or restriction of any kind, except as provided in the Securitization Documents and in the licenses from third parties pertaining to the Licensed Assets.  Delivery of the Assignment and Assumption Agreement to Purchaser (i) shall vest in Purchaser good and marketable title to all the Acquired

Assets free and clear of any lien, pledge, claim, security interest, encumbrance, charge or restriction of any kind and (ii) constitute a valid assignment of Sellers’ interest in the Acquired Assets, enforceable, upon the filing of all appropriate Uniform Commercial Code financing statements, against all other persons, including, without limitation, creditors of and purchasers from such Seller.

(e)           Litigation.  Except as set forth in Section 4.1(e) of the Disclosure Schedule, there is no claim, litigation, proceeding or arbitration, nor, to either Seller’s Knowledge, any investigation by any Governmental Authority pending against or affecting any Seller, to either Seller’s Knowledge, which will have a Material Adverse Effect on such Seller’s interest in the Acquired Assets or the Licensed Assets or the ability of such Seller to consummate the transactions contemplated hereby and by the Related Agreements and, to Sellers’ Knowledge, no such claim, litigation, proceeding, arbitration, investigation by any Governmental Authority or controversy has been threatened or is contemplated.

(f)            Brokers’ and Finders’ Fees.  Each Seller acknowledges that it has agreed to pay any fee or commission to any agent, broker, finder, or other person retained by it, for or on account of services rendered as a broker or finder in connection with this Agreement, the Related Agreements or the transactions contemplated hereby and agrees that such Seller alone is solely responsible for the payment of any such fee or commission.

(g)           Effect of Law on Closing.  To each Seller’s Knowledge there is no federal or state statute, rule or regulation, or order or rule of any federal or state regulatory agency which would prevent such Seller from selling the Acquired Assets or granting licenses in the Licensed Assets to Purchaser as contemplated by this Agreement (other than such filings as may be required under the HSR Act) or would prevent FACS from performing its obligation under Article 9.

(h)           Due Diligence Information.  All of the information specified in Exhibit O provided by Sellers to Purchaser was, as of the date such documents were so provided, true and correct in all material respects.

(i)            Securitization Documents.

(i)            There are no material contracts or agreements or documents to which Fingerhut is a party that create any obligations including any inchoate obligations, on the part of Fingerhut, other than those listed under the definition of “Securitization Documents,” relating to the transactions described in such Securitization Documents;

(ii)           Fingerhut is not in default under, and no event has occurred which with the lapse of time or action by a third party could result in a default under, the terms of any of the Securitization Documents, excluding, however, any default or potential default related to the performance or credit quality of the Receivables, or the events contemplated by Section 2.5 and Section 11.10; and

(iii)          Each of the representations and warranties made by Fingerhut in the Securitization Documents, including but not limited to all representations and warranties with respect to the Accounts and the Receivables, was true and correct in all material respects as of the date such representation or warranty was made under the terms of the applicable Securitization Document.

4.2           Representations and Warranties Regarding the Transferor and the Trust.  MTI hereby represents and warrants to Purchaser as follows:

(a)           Organization.

(i)            The Transferor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.  The Transferor has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted prior to the Closing Date, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on the Transferor.  The Transferor is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on the Transferor.  The Transferor does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity other than its interest in the Trust.

(ii)           MTI has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of the Transferor, each as amended to date, to Purchaser.  The Transferor is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

(b)           Capital Structure.  The authorized capital stock of the Transferor consists of 1,000 shares of common stock and no shares of preferred stock, of which there are issued and outstanding 1,000 shares of common stock which are owned of record and beneficially by MTI.  There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities.  The outstanding shares of the Transferor capital stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of the Transferor or any agreement to which the Transferor is a party or by which it is bound.  All outstanding shares of the Transferor common stock were issued in compliance with applicable federal and state securities laws in all material respects.  Except for the rights created pursuant to this Agreement, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which the Transferor is a party or by which the Transferor is bound relating to the issued or unissued capital stock of the Transferor or obligating the Transferor to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of the Transferor or obligating the Transferor to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(c)           Financial Statements.  Section 4.2(c) of the Disclosure Schedule includes a true, correct and complete copy of the Transferor’s financial statements (balance sheet and statement of operations) for the fiscal years ended February 2, 2002 and February 3, 2001, and its unaudited financial statements as at, and for the three month period ended, May 4, 2002 (collectively, the “Financial Statements”).  The Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) (except as indicated) applied on a consistent basis throughout the periods indicated.  The Financial Statements accurately set out and describe the financial condition and operating results of the Transferor as of the dates, and for the periods, indicated therein.

(d)           No Undisclosed Liabilities.  The Transferor has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (i) those set forth or adequately provided for in the Transferor’s balance sheet for the period ended May 4, 2002 (the “Transferor Balance Sheet Date”), (ii) those incurred in the ordinary course of business since the Transferor Balance Sheet Date and consistent with past practice (but including any obligations for violations of law or agreements), and (iii) those incurred in connection with the execution of this Agreement.  As of the Closing Date, the Transferor will not have any liabilities other than $450,000,000 of long-term debt, accrued interest payable on such debt, and accrued servicing fees, in each case from the immediately preceeding distribution date under the Securitization Documents.

(e)           Absence of Certain Changes or Events.  Except as set forth in Section 11.10, there has not been any material adverse change in the business, operations, properties, assets or financial condition of Transferor taken as a whole from that described in the Transferor’s balance sheet as of the Transferor Balance Sheet Date, and no fact or condition exists which Transferor has reason to believe will cause any such material adverse change in the future.

(f)            Litigation.  Except as set forth in Section 4.2(f) of the Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to MTI’s Knowledge, threatened against the Transferor or any of its respective properties or any of its respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Transferor.  There is no judgment, decree or order against the Transferor or, to MTI’s Knowledge, any of its respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Transferor.

(g)           Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon the Transferor which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of the Transferor or the overall conduct of business by the Transferor as currently conducted.

(h)           Permits; Transferor Products; Regulation.  The Transferor is in possession of all franchises, grants, authorizations, governmental licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Transferor, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “Transferor Authorizations”) and no suspension or cancellation of any Transferor Authorization is pending or, to the Transferor’s Knowledge, threatened.  Transferor is not in conflict with, or in default or violation of, (i) any laws applicable to the Transferor or by which any property or asset of the Transferor is bound or affected, (ii) any Transferor Authorization or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Transferor is a party or by which the Transferor or any property or asset of the Transferor is bound or affected, except for any such conflict, default or violation that would not have a Material Adverse Effect on the Transferor.

(i)            The Trust.  The Trust is a validly existing Delaware trust, and its sole governing instrument is the Trust Agreement.  The only outstanding securities or interests in the Trust are the (1) Class A Securities and Class B Securities and the Collateralized Trust Obligations of Series 1998-2, and as of June 26, 2002, the outstanding principal balance of which was $450,000,000, and (2) the Exchangeable Transferor Certificate and the Class D Securities of Series 1998-2 held by the Transferor.  The balance on deposit in the “Revolving Receivables Reserve Account” (as defined in the Trust Agreement) as of June 26, 2002, is $5,084,000, and there are no shortfalls of amounts required to be on deposit in such account as of such date.

(j)            Employee Benefit Plans.  The Transferor does not and has not since its incorporation maintained or contributed to, nor has it been required to contribute to (other than by reason of Transferor’s status as a member of a controlled group pursuant to Section 412(c)(11) of the Code or Section 4001(b)(1) of ERISA) any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, or other employee benefit plan, program, agreement or arrangement.

(k)           Employee Matters.  The Transferor has no employees and has had no employees at any time since its incorporation.

(l)            Material Contracts.  The Transferor is not a party to or bound by (a) any contract, agreement, arrangement or commitment which involves aggregate future payments of more than $100,000 (other than pursuant to the Securitization Documents to which it is a party), (b) any contract, agreement, arrangement or commitment made other than in the ordinary course of business that is material to the financial condition, results of operations, business or prospects of the Transferor other than the Securitization Documentation to which it is a party, (c) any contract, agreement, arrangement or understanding (whether written or oral) with respect to the employment of any officers or consultants or (d) any contract, agreement, arrangement or understanding with any labor union; and the consummation of the transactions contemplated by this Agreement shall not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from the Transferor to any officer thereof.  Each of the contracts, agreements, arrangements or commitments listed on Section 4.2(l) of the Disclosure Schedule is valid, binding and enforceable against the

Transferor, and no breach or default or condition (which condition, with notice or passage of time, could become a breach or default) exists with respect to any such contract, agreement, arrangement or commitment which could reasonably be expected to have a Material Adverse Effect on the Transferor.

(m)          Interested Party Transactions.  The Transferor is not indebted to any director, officer or agent of the Transferor (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to the Transferor.

(n)           Compliance With Laws.  The Transferor has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on the Transferor.

(o)           Minute Books.  The minute books of the Transferor made available to Purchaser contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of the Transferor through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

(p)           Complete Copies of Materials; Accuracy of Information.  MTI has delivered or made available true and complete copies of the Securitization Documents and each document which has been reasonably requested by Purchaser or its counsel in connection with their legal and accounting review of the Transferor.  Each exhibit, financial statement, or other report, document or information furnished or to be furnished at any time by or on behalf of the Transferor or the Trust to Purchaser in connection with this Agreement is and shall be accurate in all material respects as of the date so furnished, and no such report, document or information contains, or shall contain, as of the date so furnished, any untrue statement of a material fact.

(q)           Taxes and Tax Returns.  Except as would not have a Material Adverse Effect or as set forth in Section 4.2(q) of the Disclosure Schedule:

(i)            The Transferor and each Transferor Group have (A) timely filed (or there has been filed on their behalf) with the appropriate Governmental Authorities all Tax Returns required to be filed by them on or prior to the date hereof (all such returns being true, correct and complete in all material respects), (B) paid or withheld (or there has been paid or withheld on their behalf) all Taxes that are due or payable or required to be withheld on or before the date hereof  (other than such Taxes that are being contested in good faith), and (C) not obtained an extension of time within which to file any Tax Return, or agreed to waive any statute of limitations with respect to Taxes or agreed to an extension of a period for the assessment of any Taxes, which extension or waiver currently remains in effect.  There are no disputes pending in writing in respect of, or claims asserted in writing for, Taxes for which the Transferor may be liable, nor are there any pending audits, investigations or examinations by any Governmental Authority with respect to the payment of Taxes for which the Transferor may be liable.

(ii)           There are no liens with respect to Taxes (except for liens for Taxes, assessments or other governmental charges not yet delinquent) upon any of the properties or assets, real, personal or mixed, tangible or intangible, of the Transferor.

(iii)          With respect to the Transferor, no consent pursuant to Section 341(f) of the Code has been filed.

(iv)          Transferor is a member of a “selling consolidated group” as such term is defined in Treasury Regulation Section 1.338(h)(10)-1(c).

(v)           Transferor has not been a member of any consolidated, combined or affiliated group of corporations for Tax purposes, other than a group for which Federated or Fingerhut is the common parent or the common filer.

(vi)          The Trust is not taxable as an association, or a publicly traded partnership, taxable as a corporation for U.S. federal income tax purposes.

(r)            Securitization Documents.

(i)            Neither the Transferor nor the Trust is in default under, and no event has occurred which with the lapse of time or action by a third party could result in a default under, the terms of any of the Securitization Documents, excluding, however, any default or potential default related to the performance or credit quality of the Receivables or the events contemplated by Section 2.5 and Section 11.10; and

(ii)           Each of the representations and warranties made by the Transferor in the Securitization Documents, including but not limited to all representations and warranties with respect to the Accounts and the Receivables, was true and correct in all material respects as of the date such representation or warranty was made under the terms of the applicable Securitization Document.

4.3           Representations and Warranties Regarding FMT.  MTI hereby represents and warrants to Purchaser as follows:

(a)           Organization.

(i)            FMT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  FMT has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted prior to the Closing Date and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on FMT.  FMT is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on FMT.  FMT does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

(ii)           MTI has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of FMT, each as amended to date, to Purchaser.  FMT is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

(b)           Capital Structure.  The authorized capital stock of FMT consists of 100 shares of common stock and no shares of preferred stock, of which there are issued and outstanding 100 shares of common stock which are owned of record and beneficially by MTI.  There are no other outstanding shares of capital stock or voting securities and no outstanding commitments to issue any shares of capital stock or voting securities.  The outstanding shares of FMT capital stock are duly authorized, validly issued, fully paid and non-assessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof, and are not subject to preemptive rights or rights of first refusal created by statute, the Articles of Incorporation or Bylaws of FMT or any agreement to which FMT is a party or by which it is bound.  All outstanding shares of FMT common stock were issued in compliance with applicable federal and state securities laws in all material respects.  Except for the rights created pursuant to this Agreement, there are no options, warrants, calls, rights, commitments, agreements or arrangements of any character to which FMT is a party or by which FMT is bound relating to the issued or unissued capital stock of FMT or obligating FMT to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of capital stock of FMT or obligating FMT to grant, extend, accelerate the vesting of, change the price of, or otherwise amend or enter into any such option, warrant, call, right, commitment or agreement.

(c)           [Reserved].

(d)           [Reserved].

(e)           Absence of Certain Changes or Events.  Except as set forth in Section 11.10, there has not been any material adverse change in the business, operations, properties, assets or financial condition of FMT taken as a whole from that described in FMT’s balance sheet on the FMT Balance Sheet Date, and no fact or condition exists which FMT has reason to believe will cause any such material adverse change in the future.

(f)            Litigation.  Except as set forth in Section 4.3(f) of the Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to MTI’s Knowledge, threatened against FMT or any of its respective properties or any of its respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on FMT.  There is no judgment, decree or order against FMT or, to MTI’s Knowledge, any of its respective directors or officers (in their capacities as such), that could prevent, enjoin, or materially alter or delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on FMT.

(g)           Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon FMT which has or could reasonably be expected to have the effect of prohibiting or materially impairing any current business practice of FMT or the overall conduct of business by FMT as currently conducted or proposed to be conducted prior to the Closing Date pursuant to the Securitization Documents.

(h)           Permits; FMT Products; Regulation.  FMT is in possession of all franchises, grants, authorizations, governmental licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for FMT, to own, lease and operate its properties or to carry on its business as it is now being conducted (the “FMT Authorizations”) and no suspension or cancellation of any FMT Authorization is pending or, to FMT’s Knowledge, threatened.  FMT is not in conflict with, or in default or violation of, (i) any laws applicable to FMT or by which any property or asset of FMT is bound or affected, (ii) any FMT Authorization or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which FMT is a party or by which FMT or any property or asset of FMT is bound or affected, except for any such conflict, default or violation that would not have a Material Adverse Effect on FMT.

(i)            Employee Benefit Plans.  FMT does not and has not since its incorporation maintained or contributed to, nor to either Seller’s Knowledge has it been required to contribute to (other than by reason of Transferor’s status as a member of a controlled group pursuant to Section 412(c)(11) of the Code or Section 4001(b)(1) of ERISA) any bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, or other employee benefit plan, program, agreement or arrangement.

(j)            Material Contracts.  FMT is not a party to or bound by (a) any contract, agreement, arrangement or commitment which involves aggregate future payments of more than $100,000 (other than pursuant to the Securitization Documents to which it is a party or other contracts, agreements, arrangements or commitments made in the ordinary course of business), (b) any contract, agreement, arrangement or commitment made other than in the ordinary course of business that is material to the financial condition, results of operations, business or prospects of FMT other than the Securitization Documentation to which it is a party, (c) any contract, agreement, arrangement or understanding (whether written or oral) with respect to the employment of any officers or consultants or (d) any contract, agreement, arrangement or understanding with any labor union; and the consummation of the transactions contemplated by this Agreement shall not (either alone or upon the occurrence of any additional acts or events) result in any payment (whether of severance pay or otherwise) becoming due from FMT to any officer thereof.  Each of the contracts, agreements, arrangements or commitments listed on Section 4.2(l) of the Disclosure Schedule is valid, binding and enforceable against FMT, and no breach or default or condition (which condition, with notice or passage of time, could become a breach or default) exists with respect to any such contract, agreement, arrangement or commitment which could reasonably be expected to have a Material Adverse Effect on FMT.

(k)           Interested Party Transactions.  FMT is not indebted to any director, officer or agent of FMT (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such person is indebted to FMT.

(l)            Compliance With Laws.  FMT has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not reasonably be expected to have a Material Adverse Effect on FMT.

(m)          Minute Books.  The minute books of FMT made available to Purchaser contain a complete summary of all meetings of directors and stockholders or actions by written consent since the time of incorporation of FMT through the date of this Agreement, and reflect all transactions referred to in such minutes accurately in all material respects.

(n)           Securitization Documents.

(i)            Neither FMT nor any of its predecessors as servicer under the Securitization Documents is in default under, and no event has occurred which with the lapse of time or action by a third party could result in a default under, the terms of any of the Securitization Documents, excluding, however, any default or potential default related to the performance or credit quality of the Receivables or the events contemplated by Section 2.5 and Section 11.10; and

(ii)           Each of the representations and warranties made by FMT and each of its predecessors as servicer in the Securitization Documents, was true and correct in all material respects as of the date such representation or warranty was made under the terms of the applicable Securitization Document.

(o)           Complete Copies of Materials; Accuracy of Information.  MTI has delivered or made available true and complete copies of the Securitization Documents and each document which has been reasonably requested by Purchaser or its counsel in connection with their legal and accounting review of FMT.  Each exhibit, financial statement, or other report, document or information furnished or to be furnished at any time by or on behalf of FMT to Purchaser in connection with this Agreement is and shall be accurate in all material respects as of the date so furnished, and no such report, document or information contains, or shall contain, as of the date so furnished, any untrue statement of a material fact.

4.4           Representations and Warranties of FACS.  FACS represents and warrants to Purchaser as follows:

(a)           Organization.  FACS is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio.  FACS has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on FACS.

(b)           Authority; No Violation.  FACS has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it under this Agreement and the Related Agreements.  The making, execution, delivery and performance of this Agreement and the Related Agreements and the consummation by FACS of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of each FACS.  This Agreement and the Related Agreements have been duly and validly executed and delivered by FACS and, assuming the due authorization, execution and delivery hereof and thereof by Purchaser, constitutes the valid and binding obligations of FACS, enforceable against FACS  in accordance with their respective terms.  FACS has not executed any document relating to the transactions contemplated by this Agreement or otherwise effectuated or consummated any sale or transfer to Purchaser pursuant to this Agreement, in each case (i) in contemplation of insolvency, (ii) with a view to preferring one creditor over another or to preventing the application of its assets in the manner required by applicable law or regulations, (iii) after committing an act of insolvency, or (iv) with an intent to hinder, delay, or defraud itself or its creditors.

(c)           Title to Licensed Assets.  FACS has good and marketable title to, or the right to use and sublicense, consistent with the terms hereof, that portion of the Licensed FACS Software that it owns, free and clear of any lien, pledge, claim, security interest, encumbrance, charge or restriction of any kind.

(d)           Litigation.  Except as set forth in Section 4.4(d) of the Disclosure Schedule, there is no claim, litigation, proceeding or arbitration, nor, to FACS’s Knowledge, any investigation by any Governmental Authority pending against or affecting FACS, which to FACS’s Knowledge will have a Material Adverse Effect the ability of FACS to consummate the transactions contemplated hereby and by the Related Agreements and, to FACS’s Knowledge, no such claim, litigation, proceeding, arbitration, investigation by any Governmental Authority or controversy has been threatened or is contemplated.

4.5           Representations and Warranties of Axsys.  Axsys represents and warrants to Purchaser as follows:

(a)           Organization.  Axsys is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America.  Axsys has the requisite power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Axsys.

(b)           Authority; No Violation.  Axsys has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it under this Agreement and the Related Agreements.  The making, execution, delivery and performance of this Agreement and the

Related Agreements and the consummation by Axsys of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Axsys.  Subject to the proviso in Section 2.5, this Agreement and the Related Agreements have been duly and validly executed and delivered by Axsys and, assuming the due authorization, execution and delivery hereof and thereof by Purchaser, constitutes the valid and binding obligations of each Axsys, enforceable against Axsys in accordance with their respective terms.  Axsys has not executed any document relating to the transactions contemplated by this Agreement or otherwise effectuated or consummated any sale or transfer to Purchaser pursuant to this Agreement, in each case (i) in contemplation of insolvency, (ii) with a view to preferring one creditor over another or to preventing the application of its assets in the manner required by applicable law or regulations, (iii) after committing an act of insolvency, or (iv) with an intent to hinder, delay, or defraud itself or its creditors.

(c)           Title to Licensed Assets.  Axsys has good and marketable title to, or the right to use and sublicense, consistent with the terms hereof, the Licensed Assets referred to in Section 2.8 that it is licensing to Purchaser free and clear of any lien, pledge, claim, security interest, encumbrance, charge or restriction of any kind except that permission to sublicense may be required with respect to software.

(d)           [Reserved].

(e)           Litigation.  Except as set forth in Section 4.5(e) of the Disclosure Schedule, there is no claim, litigation, proceeding or arbitration, nor, to Axsys’s Knowledge, any investigation by any Governmental Authority pending, against or affecting Axsys, which to Axsys’s Knowledge will have a Material Adverse Effect on Axsys’s interest in the Licensed Assets or the ability of Axsys to consummate the transactions contemplated hereby and by the Related Agreements and, to Axsys’s Knowledge, no such claim, litigation, proceeding, arbitration, investigation by any Governmental Authority or controversy has been threatened or is contemplated.

(f)            Compliance with Laws.  Except as set forth in Section 4.5(f) of the Disclosure Schedule, and except where non-compliance would not have a Material Adverse Effect on the Licensed Assets, (i) to Axsys’s Knowledge the Accounts, Cardholder Agreements and all related documents comply in all material respects with all applicable laws, rules and regulations and Axsys has complied with all applicable federal and state laws and regulations with respect to the origination, maintenance and servicing of the Accounts, including any change in the terms of any Account; (ii) the interest rates, fees and charges in connection with the Accounts comply with all applicable federal and state laws and regulations; (iii) other than in the Cardholder Agreements provided to Purchaser, Axsys has not made, nor has it authorized any of its Affiliates to make, any promise, agreement or commitment to any Cardholder in connection with an Account, except in the ordinary course of business in connection with customary industry collection and customer service practices; (iv) each Cardholder Agreement is the legal, valid and binding obligation of the Cardholder and any guarantor or co-signer named therein and is enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting creditors’ rights generally and by general equity principles, and is not subject to offset, recoupment, adjustment or any other claim except for the rights of Cardholders under 12 CFR

§226.12(c), 12 CFR §226.13(d) and the Soldiers’ and Sailors’ Civil Relief Act; (v) except for billing inquiries about which Purchaser was previously notified in writing, each of the Credit Card Receivables arises from a bona fide sale or loan transaction; (vi) a Credit Card has been issued in connection with each Account; (vii) each Account is with an individual, and no Account has been entered into with any corporation, partnership, association or other similar entity; and (xi) no Credit Card Receivable is a “commercial loan,” as such term is used in the United States Bank Holding Company Act.

(g)           Performance of Obligations.  Except as set forth in Section 4.5(g) of the Disclosure Schedule, Axsys has performed all material obligations required to be performed by it to date under the Cardholder Agreements and the Benefit Agreements to which it is a party, and Axsys is not in default under, and no event has occurred with respect to Axsys’s performance under the Cardholder Agreements or the Benefit Agreements to which it is a party which, with the lapse of time or action by a third party, is reasonably likely to result in a material default under, any such agreements or which is reasonable likely to have a Material Adverse Effect on the Acquired Assets or the Licensed Assets and the Benefit Agreements to which it is a party.  Except as set forth in Section 4.5(g) of the Disclosure Schedule, all Cardholder Agreements and the Benefit Agreements to which it is a party are legal, valid and binding obligations of Axsys, fully enforceable by the respective parties thereto in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship, the rights and obligations of conservators or receivers of insured depository institutions under 12 U.S.C. §1821(d) and (e) and other laws relating to or affecting creditors’ rights generally and by general equity principles.

(h)           Operation of Business.  Since March 6, 2002, Axsys has not (i) effected any change in Policies and Procedures relating to the Accounts that would have a Material Adverse Effect on the Acquired Assets or the Licensed Assets; (ii) entered into any transaction or made any commitment or agreement with Cardholders in connection with the Accounts, other than in the ordinary course of Axsys’s business consistent with the Policies and Procedures in all material respects; or (iii) amended the terms of any Cardholder Agreement, except on an individual basis in accordance in all material respects with the Policies and Procedures.  Axsys has not offered any settlement options to the Cardholders of any Accounts that were contained on the Accounts Tape and less than ninety (90) days delinquent, other than in accordance with the Policies and Procedures.  Since March 6, 2002, Axsys and its subservicers and agents have serviced the Accounts with the same degree of skill and attention that Axsys and its subservicers and agents have historically exercised with respect to the Accounts and Credit Card Receivables, except where the failure to so service would not have a Material Adverse Effect on the Acquired Assets or the Licensed Assets.

(i)            Accounts.  All of the Accounts were originated in the ordinary course of business in accordance in all material respects with the Policies and Procedures.  The Books and Records with respect to the Accounts accurately reflect in all material respects the terms and conditions of the Accounts, payment history, outstanding balance, and all receipts with respect to the Accounts and all credits to which such Cardholders are entitled.  Each item of the Books and Records is genuine and in all material respects is what it purports to be.

(j)            Enhancement Programs.  Exhibit N sets forth a list of Benefit Agreements or enhancement programs currently in effect with respect to the Accounts.

(k)           Billing Error Claims.  As of the date hereof, Axsys does not have Knowledge of any material billing error claims involving the Accounts or the Credit Card Receivables.  For purposes of this Section 4.5(k), “material billing error claims” are billing error claims related to the Accounts or the Credit Card Receivables resulting from systemic errors in the Processing System, if such claims are, in the aggregate, greater than $150,000.

(l)            Due Diligence Information.  All of the information specified in Exhibit O provided by Axsys to Purchaser was, as of the date such documents were so provided, true and correct in all material respects.

(m)          Securitization Documents.

(i)            There are no contracts or agreements to which Axsys or any of its Affiliates is a party, other than those listed under the definition of “Securitization Documents,” that create any obligations, including any inchoate obligations, on the part of Axsys relating to the transactions described in such Securitization Documents;

(ii)           Axsys is not in default under, and no event has occurred which with the lapse of time or action by a third party could result in a default under, the terms of any of the Securitization Documents, excluding, however, any default or potential default related to the performance or credit quality of the Receivables; and

(iii)          Each of the representations and warranties made by Axsys in the Securitization Documents, including but not limited to all representations and warranties with respect to the Accounts and the Receivables, was true and correct as of the date such representation or warranty was made under the terms of the applicable Securitization Document.

(n)           Cardholder Agreements; Periodic Statements.  Attached as Exhibit L are true, accurate and complete copies of each form of Cardholder Agreement governing each Account, as the case may be.  Attached as Exhibit M are true, accurate and complete copies of the form of periodic billing statement that Axsys is using in servicing the Accounts.

4.6           Representations and Warranties of Purchaser.  Purchaser hereby represents and warrants to Sellers as follows:

(a)           Organization.

(i)            Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Purchaser has the requisite corporate power and authority and all necessary government approvals to own, lease and operate its properties and to carry on its business as now being conducted and as proposed to be conducted, except where the failure to have such power, authority and governmental approvals would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.  Purchaser is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, have a Material Adverse Effect on Purchaser.  Purchaser does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business association or entity.

(ii)           Articles of Incorporation and Bylaws.  Purchaser has delivered a true and correct copy of the Articles of Incorporation and Bylaws or other charter documents, as applicable, of Purchaser, each as amended to date, to Sellers.  Purchaser is not in violation of any of the provisions of its Articles of Incorporation or Bylaws or equivalent organizational documents.

(b)           Authority; No Violation.  Purchaser has all necessary power and authority to make, execute and deliver this Agreement and the Related Agreements to which it is a party and to perform all of the obligations to be performed by it under this Agreement and the Related Agreements.  The making, execution, delivery and performance of this Agreement and the Related Agreements and the consummation by Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action of Purchaser.  This Agreement and the Related Agreements have been duly and validly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by Sellers, this Agreement and the Related Agreements shall constitute the valid, legal and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms.  Purchaser did not execute any document relating to the transactions contemplated by this Agreement or otherwise effectuate or consummate any sale or transfer to Purchaser pursuant to this Agreement, in each case (i) in contemplation of insolvency, (ii) with a view to preferring one creditor over another or to preventing the application of its assets in the manner required by applicable law or regulations, (iii) after committing an act of insolvency, or (iv) with an intent to hinder, delay, or defraud itself or its creditors.

(c)           No Conflicts; Required Filings and Consents.

(i)            Neither the execution and delivery of this Agreement and the Related Agreements by Purchaser nor the consummation of the transactions contemplated hereby or thereby by Purchaser shall (i) conflict with, result in the breach of, constitute a default under or accelerate the performance provided by, the terms of any order, law, regulation, contract, indenture, mortgage, instrument, commitment, order, judgment or decree to which either Purchaser is a party or by which either Purchaser is bound, except such conflicts, breaches, defaults or accelerations that would not have, individually or in the aggregate, a Material Adverse Effect on Purchaser or (ii) violate the articles of incorporation or bylaws, or any other equivalent organizational document of Purchaser.

(ii)           Except for consents of, notices to, or filings with, the Federal Trade Commission and the Department of Justice pursuant to the HSR Act, the obtaining or making of which, if required, is a condition precedent to Closing, neither the execution and delivery of this Agreement and the Related Agreements by Purchaser, nor the consummation of the transactions contemplated hereby and thereby shall (i) require any consent, approval, authorization, registration or filing under any law, regulation, judgment, order, writ, decree, permit, license or agreement to which Purchaser is a party, or (ii) require the consent or approval of any other party to any contract, instrument or commitment to which Purchaser is a party, other than (A) consents, approvals, authorizations, registrations or filings with any Governmental Authority, which have been or will be obtained or made prior to or on the Closing Date and (B) where the failure to obtain such consents, approvals, authorizations or registrations or to make such filings would not have a Material Adverse Effect on Purchaser.  Any such consent, approval, authorization, registration or filing that has been obtained, effected or given is in full force and effect. Purchaser is not subject to any agreement with any Governmental Authority which would prevent the consummation by it of the transactions contemplated by this Agreement and the Related Agreements. Purchaser is not in default under, and no event has occurred which with the lapse of time or action by a third party could result in a default under, the terms of any judgment, order, writ, decree, permit or license of any agency of any government or court, whether federal, state, municipal or local and whether at law or in equity, which would reasonably be expected to have a Material Adverse Effect on Purchaser.

(d)           Litigation.  There is no claim, litigation, proceeding or arbitration, nor, to Purchaser’s Knowledge, any investigation by any Governmental Authority pending against or affecting Purchaser, which will have a Material Adverse Effect on Purchaser or the ability of Purchaser to consummate the transactions contemplated hereby and by the Related Agreements and, to Purchaser’s Knowledge, no such claim, litigation, proceeding, arbitration or investigation by any Governmental Authority has been threatened or is contemplated.

(e)           Brokers’ and Finders’ Fees.  Purchaser acknowledges that it has agreed to pay any fee or commission to any agent, broker, finder, or other person retained by it, for or on account of services rendered as a broker or finder in connection with this Agreement, the Related Agreements or the transactions contemplated hereby and agrees that Purchaser alone is solely responsible for the payment of any such fee or commission.

(f)            Effect of Law on Closing.  There is no federal or state statute, rule or regulation, or order or rule of any federal or state regulatory agency, which would prevent Purchaser from purchasing the Acquired Assets or licensing the Licensed Assets as contemplated by this Agreement.

(g)           No Reliance.  Purchaser and its Affiliates and their respective officers, directors, employees and permitted assigns acknowledge that none of Purchaser nor any of its Affiliates is relying on Sellers for U.S. federal, state, or local or foreign income tax advice or relying on Sellers to warrant or guarantee the accuracy of any legal conclusions rendered to Purchaser or any of its Affiliates by others.

4.7           No Other Representations or Warranties.  Except as expressly set forth in this Agreement, none of MTI, Fingerhut, Axsys or FACS nor Purchaser have made or make any other express or implied representations, or any express or implied warranty, either written or oral, with respect to the Acquired Assets, the Licensed Assets, the Assumed Liabilities, the Transferor or FMT, the Business or Purchaser, respectively.

ARTICLE 5

CERTAIN COVENANTS

5.1           Mutual Covenants and Agreements.  Each party hereto covenants and agrees that:

(a)           Cooperation.  It shall cooperate with the other parties hereto in furnishing any information or performing any action reasonably requested by a party hereto, which information or action is necessary for the prompt consummation of the transactions contemplated by this Agreement, provided that the foregoing (1) shall not require any party to permit any inspection, or to disclose any information, that would result in the disclosure of any trade secrets of third parties, or trade secrets of such party or any Affiliate of such party unrelated to the transactions contemplated by this Agreement, the Related Agreements or any securitization or other financing transaction, or violate any obligations of any party to any third party with respect to confidentiality if such party shall have used commercially reasonable efforts to obtain the consent of such third party to such inspection or disclosure, or (2) shall not require any disclosure by any party that shall, as a result of such disclosure, have the effect of causing the waiver of any attorney-client privilege.

(b)           Other Required Information.  It shall promptly furnish to the other parties hereto all information as is required or requested to be set forth in any application or statement to be filed with any Governmental Authority in connection with the regulatory approval or review of the transactions contemplated by this Agreement.

(c)           Confidentiality.  All information furnished by a party (the “Protected Party”) to any other party in connection with this Agreement and the transactions contemplated hereby (including any books and records delivered by Sellers pursuant to Section 5.2(g) shall be received in confidence and kept confidential by such other party, and shall be used by it only in connection with this Agreement and the transactions contemplated hereby, except to the extent that such information:  (i) is already lawfully known to such other party on a non-confidential basis when received; or (ii) thereafter becomes obtainable from other sources on a non-confidential basis; provided that such source was not known by the other party to be bound by any agreement with the Protected Party to keep such information confidential, or otherwise prohibited from transmitting the information to such party by a contractual, legal or fiduciary obligation; provided that Confidential Information may be disclosed to its Affiliates, subservicers, investors, or financial advisors or other consultants or agents, to the extent required for the purpose of consummating the transactions contemplated hereby, provided that such parties agree to be bound by the provisions of this Section 5.1(c) (and in any event, such party shall be responsible for any breach of this Agreement by any of its Affiliates, subservicers or financial advisors); and may be disclosed to its auditors or counsel or is required to be disclosed to its lenders or rating agencies, to the extent required for the purpose of consummating the transactions contemplated hereby (and in any event, such party shall be responsible for any breach of this Agreement by any of its auditors, lenders or counsel); provided, that with respect to any disclosure to its lenders, the party required to so disclose such information shall take commercially reasonable efforts to obtain reliable assurances that confidential treatment will be afforded the information so disclosed if such treatment is available; and provided further that with respect to any disclosure to its rating agencies, the party required to so disclose such information shall give prior notice of such disclosure to the Protected Party, or may be disclosed as required by law, regulation or court order to be disclosed by such other party; provided that prior notice of such disclosure (other than to its Affiliates, auditors, counsel or lenders) has been given to the Protected Party, when legally permissible, and that such party which is required to make the disclosure (x) uses commercially reasonable efforts to provide sufficient notice to permit the Protected Party to take legal action to prevent the disclosure or seek an appropriate protective order and (y) exercises reasonable efforts, at the Protected Party’s expense, to obtain reliable assurances that confidential treatment will be accorded the information so disclosed.  In the event that the transactions contemplated by this Agreement shall fail to be consummated, such other party shall promptly cause all originals and copies of documents or extracts thereof containing such information and data of or relating to the Protected Party to be returned to the Protected Party or destroyed and shall cause an officer to so certify to the Protected Party.  This Section 5.1(c) shall survive any termination of this Agreement.

(d)           Press Releases.  Except as may be required by law or regulation or a court or regulatory authority or the rules of a stock exchange or Nasdaq, or as may be necessary to disclose to lenders and rating agencies or to its federal or state banking regulators, neither any Seller nor Purchaser, or any of their respective Affiliates, subsequent to the date hereof and continuing after the Closing Date, shall issue a press release or make any public announcement related to the transactions contemplated hereby without the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed.  The parties to this Agreement agree that any disclosure permitted by the first sentence of this Section 5.1(d) shall not be deemed to violate the restrictions contained in Section 5.1(c).  This Section 5.1(d) shall survive any termination of this Agreement.

(e)           Miscellaneous Agreements and Consents.  Subject to the terms and conditions herein provided, each party to this Agreement shall use commercially reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, appropriate or desirable hereunder and under applicable Requirements of Law to consummate and make effective the transactions contemplated by this Agreement.  Each party to this Agreement shall use commercially reasonable efforts to obtain consents of all third parties except that the consents of third party vendors referred to in Section 2.9 herein shall be governed by said Section 2.9 and Governmental Authorities necessary for the consummation of the transactions contemplated by this Agreement.

(f)            Further Assurances.  On or after the Closing Date, each party shall, to the extent of its obligations hereunder (i) give such further assurances to the other party, execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action and provide such further assistance as may be reasonably necessary or appropriate to fully and effectively carry out the transactions contemplated hereby; and (ii) use commercially reasonable efforts to assist the other party in, and take such action as may reasonably be necessary to effect, the orderly transition of the operations and servicing relating to the Acquired Assets and the Licensed Assets.

(g)           Advice on Changes.  Between the date hereof and the Closing Date, each party shall promptly advise the other of any fact known to it which, if existing or known at the date hereof, would have been required to be set forth or disclosed in or pursuant to this Agreement or of any fact which, if existing or known at the date hereof, would have made any of the representations of such party contained herein untrue in any material respect.

(h)           Preserve Accuracy of Representations and Warranties.  Each party hereto shall refrain from taking any action which would render any representation or warranty of such party contained in Article 4 of this Agreement inaccurate in any material respect as of the Closing Date.  Each party shall promptly notify the other parties of any action, suit or proceeding that shall be instituted or threatened in writing against such party to restrain, prohibit or otherwise challenge the legality of any transaction contemplated by this Agreement.

(i)            Essential Assets. If, as of the Closing Date, the rights to the assets listed on Schedules II-A or II-B (the “Essential Assets”) shall not have been assigned to Purchaser, as part of the Acquired Assets, Sellers shall: (A) for any contract relating solely to Essential Assets, use its commercially reasonable efforts to assist Purchaser, at Purchaser’s expense, in obtaining all necessary consents for the assignment to Purchaser of all of Sellers’ right, title and interest in to, and under each such contract, to the extent assignable; and (B) for any such contracts that are not assignable or that relate to both Essential Assets and leased equipment, operating software or third party collections and customer service software used for operations retained by or sold by the Sellers, use their commercially reasonable efforts to assist Purchaser, at Purchaser’s expense, in obtaining new agreements for Purchaser that cover the applicable Essential Assets on substantially the same terms as the existing contract.

5.2           Certain Covenants of Sellers and Axsys.  Sellers and Axsys hereby agree with Purchaser as follows:

(a)           Preservation of Credit Card Business.  From the date of this Agreement and continuing until the Closing Date, Axsys shall, and shall cause their agents, to: (i) maintain and service the Accounts in substantially the same manner as previously maintained and serviced and in accordance in all material respects with the Policies and Procedures as currently in effect or as hereafter modified to the extent required by law, safe or sound banking practices, (ii) maintain and service the Accounts in compliance with the Securitization Documents and applicable Requirements of Law in all material respects; and (iii) not make any change to the Policies and Procedures that would have a Material Adverse Effect on the Accounts except as required by law, safe or sound banking practices.  Axsys shall, and shall cause their agents to, post all payments received prior to the Cut-Off Time to the applicable Account in a manner that complies in all material respects with applicable laws and regulations.

(b)           Preservation of Accounts.  From the date of this Agreement and continuing until the Closing Date, Axsys shall: (i) not sell, assign, transfer, pledge or encumber, or permit the encumbrance of any Account or take any other action with respect to the Accounts that will have a Material Adverse Effect on the Fingerhut Portfolio without the prior written consent of Purchaser; (ii) not take any substantial action with respect to the Accounts which shall impair any material rights of such Seller other than in the ordinary course of business, and shall not amend any Cardholder Agreement other than on a per customer basis in accordance in all material respects with the Policies and Procedures; (iii) not grant any credit line increases; (iv) comply through the Closing Date with the terms and conditions of the Cardholder Agreements, as then in effect, in all material respects; and (v) promptly inform Purchaser of (A) any previously undisclosed material litigation or proceeding, challenging the purchase and sale of the Acquired Assets or the licensing of the Licensed Assets hereunder, (B) upon acquiring Knowledge of any previously undisclosed material adverse change in the financial condition of the Accounts, (C) any previously undisclosed material billing errors, claims, disputes or litigation with respect to the Accounts.  Fingerhut shall update the Accounts Tape and shall deliver the same to Purchaser, or Purchaser’s designee, no later than the Settlement Date.

(c)           Access.  For so long as any balance is outstanding on the Accounts, Sellers shall (i) permit Purchaser and its authorized representatives full access, during reasonable hours, to the Books and Records as they relate to the Acquired Assets or the Licensed Assets and to the extent related to the licenses granted under this Agreement; and (ii) furnish Purchaser, with true, accurate and complete copies of such contracts and other such records and all other information in its possession with respect to the Acquired Assets as Purchaser, or its authorized representatives may reasonably request.

(d)           Further Assurances.  Except as set forth in Section 2.5, on or after the Closing Date, such Sellers, FACS and Axsys shall, to the extent of its respective obligations hereunder (i) give such further assurances to Purchaser, execute, acknowledge and deliver all such acknowledgments and other instruments and take such further action and provide such further assistance as may be reasonably necessary or appropriate to fully and effectively carry out the transactions contemplated hereby; and (ii) use its commercially reasonable efforts to assist Purchaser in, and take such action as may reasonably be necessary to effect, the transactions contemplated hereby.

(e)           Sellers’ Further Assistance.  The parties agree that Sellers shall have no obligation to prepare or provide any reports other than any reports that FACS is obligated to provide under Article 9 provided, however, that for a period of sixty (60) days after the Closing Date, Sellers, Axsys and FACS shall use commercially reasonable efforts to provide Purchaser, FMT and their agents with such information and reports, and to provide such assistance as may be reasonably necessary for the timely preparation of reports required to be provided by the Servicer under the Securitization Documents.  Except as otherwise provided in this Agreement or the Related Agreements, Sellers shall take no action after the Closing Date that would be inconsistent with the effective transfer by Sellers to Purchaser hereunder of Sellers’ entire right, title and interest in and to the Acquired Assets.  For a period of one year from the Closing Date, Sellers shall use reasonable efforts to provide Cardholders who call Sellers with the customer service or collection telephone numbers of Purchaser, as designated by Purchaser.

(f)            HSR Act.  Sellers and Axsys shall cooperate with Purchaser in the preparation of all further documents and notifications with the Federal Trade Commission and the United States Department of Justice as may be required to comply with the HSR Act.  Sellers shall reimburse Purchaser for 50% of all applicable fees in connection therewith.

(g)           Documents.  Sellers shall provide to Purchaser promptly upon Purchaser’s request therefor originals or copies of (i) each Securitization Document, (ii) each lease or agreement that is the subject of a sublease or assignment by Purchaser as part of the Acquired Assets and each license that is the subject of a sublicense by Purchaser as part of the Acquired Assets and (iii) each document pursuant to which a license or other right to use or exploit the “Fingerhut” name has been granted to a person other than Purchaser.

(h)           Post-Closing Services.  Following the Closing Date, Sellers shall use commercially reasonable efforts to provide or make available, the services identified on Schedule V hereto (the “Post-Closing Services”).  Sellers may submit monthly invoices for the Post-Closing Services (including for costs and expenses to Sellers in excess of $95,000 in connection with relocating equipment from a Remote Facility to the Facilities) to Purchaser from time to time setting forth in reasonable detail the charges for such services and Purchaser shall pay all undisputed charges on such bills within 10 days of receipt thereof.  The parties shall negotiate in good faith to resolve any disputed charges; provided that if any such charges remain disputed for a period of fifteen (15) days following the date on which written notice of a dispute is received by Sellers, either Sellers or Purchaser may terminate its obligations under the Section 5.2(h) by written notice to the other parties.

(i)            Title to Assets.  On the Closing Date, FMT shall have good and marketable title to each of the assets identified on Schedule XI free and clear of any lien, pledge, claim, security interest, encumbrance, charge or restriction of any kind, except as may be provided herein.

5.3           Covenants of Purchaser.

(a)           Compliance with Cardholder Agreement.  Purchaser hereby agrees with each Seller and Axsys that, on and after the Closing Date, Purchaser shall comply in all material respects with the terms and conditions of the Cardholder Agreements, as they may be amended by Purchaser from time to time and all laws and regulations applicable to the Cardholder Agreements.

(b)           No Solicitation of Personnel.  Except as provided in Article 6 hereof, Purchaser hereby agrees with each Seller that, from and after the date hereof, Purchaser shall not, and it shall cause its Affiliates not to, solicit, directly or indirectly, for employment, or hire, any of the current directors, officers or employees of Sellers or their Affiliates to whom either Purchaser or its representatives are introduced, or otherwise have contact with or who are identified to either Purchaser or its representatives, in connection with the consideration or negotiation of the transactions contemplated hereby or in connection with the provision of services by Sellers pursuant to Article 10, for so long as they are employed by Seller or its Affiliates, until the twelve (12) month anniversary of the Closing Date, without the prior written consent of Sellers; provided that the foregoing shall not apply to (i) generalized solicitations of potential employees that are not targeted at employees of Sellers or its Affiliates or (ii) individuals who contact the applicable party or Affiliate on their own initiative without any direct or indirect encouragement by the applicable party or its Affiliate (other than solicitations permitted by clause (i)).

(c)           HSR Act.  Purchaser shall prepare and file any further documents and notifications with and pay all applicable fees in connection therewith to the Federal Trade

Commission and the United States Department of Justice may be required to comply with the HSR Act, and request early termination of the waiting period thereunder.  Purchaser shall promptly furnish all materials thereafter requested by any Governmental Authority having jurisdiction over such filings.  Purchaser shall cooperate with Sellers in the preparation of all such filings and responses.

(d)           Servicer Role.  Purchaser hereby agrees with each Seller and Axsys that, on and after the Closing Date, Purchaser or its Affiliate acting as Servicer shall perform the role of Servicer in accordance with the provisions of the Securitization Documents and shall perform all reporting and other obligations of the Servicer and the Transferor in compliance with the Securitization Documents and Requirements of Law, including, without limitation, the obligation to file periodic and annual reports as required under the Securities Exchange Act of 1934, as amended.

(e)           Use of Cardholder List and Credit Scoring Information.  Purchaser hereby agrees with each Seller that, on and after the Closing Date, Purchaser shall use the Cardholder List and the Customer Information only in accordance with the terms of this Agreement and in compliance with all Requirements of Law.  Purchaser also agrees that it shall not use credit scoring information (including FICO scores) or any other information obtained by Sellers, Axsys or FACS from third-party credit bureaus for any purpose other than acting as Servicer.

(f)            Use of Customer Information.  Purchaser acknowledges that Customer Information and Books and Records includes “Customer Information” of Axsys, as that term is defined at 16 C.F.R. Section 314.2(b).  Purchaser shall:

(i)            Establish and implement commercially reasonable information security policies, procedures and systems to safeguard the Customer Information and the Books and Records in the possession of Purchaser, its agents or subcontractors in compliance with the guidelines and regulations of the Office of the Comptroller of the Currency and the Federal Trade Commission implementing Sections 501 and 505(b) of the GLBA (the “Information Security Program”) as applicable to Axsys and Purchaser respectively, without regard to the effective dates of such regulations, which Information Security Program shall be designed to (i) ensure the security and confidentiality of Customer Information and the Books and Records, (ii) protect against anticipated threats or hazards to the security or integrity of such information, and (iii) protect against unauthorized access to or use of such information that could result in substantial harm or inconvenience to any customer or cardholder;

(ii)           Deliver to Axsys at Closing a copy of Purchaser’s written information security policy, which shall have been approved by Purchaser’s board of directors;

(iii)          Notify Axsys promptly of any material changes to Purchaser’s written information security policy and any breaches of security or confidentiality affecting Customer Information and Books and Records;

(iv)          Conduct at least annually an internal audit and at Axsys’s reasonable request not more frequently than annually, an external audit of Purchaser’s Information Security Program and promptly correct any deficiencies noted in such audits;

(v)           Provide a copy of any audit of Purchaser’s Information Security Program to Axsys upon request;

(vi)          Cooperate with any examination of Axsys’s or Purchaser’s information security policies, procedures and systems by any federal regulatory agency having jurisdiction of Axsys or Purchaser for such purposes; and

(vii)         Require any subcontractor or agent with access to the Customer Information on Books and Records under this Agreement to establish and implement an Information Security Program for such the Customer Information on Books and Records that is at least as secure as Purchaser’s Information Security Program.

5.4           Tax Matters.

(a)           MTI shall file, or cause to be filed when due, all Tax Returns of Transferor and FMT that are required to be filed by or with respect to Transferor and FMT for taxable years or periods ending on or before the Closing Date.  Purchaser shall file, or cause to be filed, those Tax Returns of Transferor and FMT that are required to be filed by or with respect to the Transferor and FMT for taxable years or periods ending after the Closing Date.  To the Knowledge of the parties, no Tax Returns shall be required to be filed with respect to a Straddle Period except for employment, withholding and similar Taxes with respect to FMT.

(b)           MTI shall indemnify, pay and hold harmless Transferor, FMT, the Trust, Purchaser and their respective Affiliates for (i) all Taxes of, or imposed on, or with respect to, Transferor, the Trust or FMT for Pre-Closing Periods, (ii) any Tax liability of Transferor, the Trust or FMT for Pre-Closing Periods under Treasury Regulation Section 1.1502-6 or any similar provision of state or local law or as a result of an indemnification obligation for Taxes pursuant to a contract, being a successor or transferee or otherwise, (iii) all Taxes resulting from the election for the Transferor or FMT under Section 338(h)(10) of the Code, and (iv) MTI’s share of any Taxes for any Straddle Period as determined pursuant to Section 5.4(c) below.  MTI shall not be liable for and shall not indemnify Transferor, the Trust, FMT, Purchaser and their respective Affiliates for any Taxes resulting from transactions or actions taken by the Transferor, the Trust or FMT on the Closing Date that are properly allocable to the portion of the Closing Date after the Closing except for transactions or actions undertaken in the ordinary course of business.  Purchaser shall pay, or shall cause to be paid, all Taxes of Transferor, the Trust or FMT for all Post-Closing Periods and Purchaser’s share of any Taxes for any Straddle Period as determined pursuant to Section 5.4(c) below.

(c)           Purchaser shall notify MTI of Purchaser’s calculation of MTI’s share of the Taxes of Transferor and FMT for any Straddle Period and provide to MTI the calculation of the split of the Tax liability for the Straddle Period between Purchaser and MTI (the “Statement”) no later than thirty (30) days before the later of (i) the due date for filing such Tax Return and (ii) payment of such Tax.  In the case of a Straddle Period, Taxes for the entire taxable period shall be allocated to a deemed Pre-Closing Period using an interim-closing-of-the-books method assuming that the deemed Pre-Closing Period ended as of the close of business on the Closing Date, except that exemptions, allowances or deductions that are calculated on an annual basis shall be apportioned on a per diem basis, and allowable tax deductions attributable to payments made by Transferor or FMT which amounts are allocable to the Pre-Closing Period shall be allocated to the Pre-Closing Period.  Purchaser and MTI shall attempt to resolve in good faith any disagreement arising out of any Straddle Period Tax Return and/or the Statement.

(d)           Purchaser shall promptly notify MTI in writing upon receipt of notice of any pending or threatened federal, state, local, or foreign Tax audits or assessments of Transferor or FMT related to a Pre-Closing Period or Straddle Period.  MTI shall promptly notify Purchaser in writing upon receipt by MTI of notice of any pending or threatened federal, state, local, or foreign Tax audits or assessments from any Tax authority which may affect the Tax liabilities of the Transferor or FMT after the Closing Date.

(e)           If, after the Closing Date, Transferor or FMT receives any refund of Taxes attributable to the Pre-Closing Period of Transferor or FMT or which MTI is responsible under this Agreement, Transferor or FMT shall promptly transfer the amount of such refund to MTI.  If, after the Closing Date, MTI receives any refund of Taxes attributable to Transferor or FMT for which MTI is not responsible under this Agreement, MTI shall promptly transfer the amount of such refund to Transferor or FMT, as the case may be.  Each of Transferor and FMT shall equitably apportion any refund or credit with respect to Taxes for any Straddle Period in accordance with the principles of this Section 5.4.  To the extent that any portion of a refund of Taxes (such as interest with respect to such refund) cannot be properly treated as an adjustment to the Purchase Price for Tax purposes, Transferor, FMT or MTI, as the case may be, shall determine the amount of such portion on an After-Tax Basis and transfer such amount pursuant to this Section 5.4(e).  “After-Tax Basis” shall mean, with respect to any amount which is to be paid pursuant to this Section 5.4(e) on an “After-Tax Basis,” an amount which, after subtraction of the amount of all federal, state, local and non-U.S. Taxes actually payable by the recipient of the Tax refund as a result of the receipt or accrual of such amount, and after taking into account the actual reduction in federal, state, local and non-U.S. Taxes payable by the recipient as a result of the transfer of such amount pursuant to this Section 5.4(e), shall be sufficient as of the date of payment to result in the recipient paying no additional Taxes and obtaining no Tax benefit as a result of the receipt of such amount.

(f)            After the Closing Date, Sellers, Transferor, FMT and Purchaser shall cooperate fully, and shall cause their respective Affiliates to cooperate fully, and shall provide assistance as may reasonably be requested, and cause their respective Affiliates to provide assistance as may reasonably be requested, in connection with the preparation of any Tax Return, the conduct of any audit or the defense of any litigation or other proceeding with respect to any Tax liability of Transferor or FMT for any period prior to or including the Closing Date, and shall retain, or shall cause to be retained, for the appropriate period any records or information that may be relevant to any such Tax Return or audit.  However, Sellers shall have sole control over the conduct of any audit or the defense of any litigation or other proceeding with respect to any Tax liability for any Pre-Closing Period.

(g)           Unless otherwise required by law, none of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit Transferor or FMT to) amend, refile or otherwise modify any Tax Return relating in whole or in part to Transferor or FMT with respect to any taxable year or period ending on or before the Closing Date (or with respect to any Straddle Period) without the prior written consent of MTI, which consent may be withheld in the sole discretion of MTI.

(h)           Within 120 days after the Closing Date, Purchaser shall cause each of Transferor and FMT to prepare and provide to MTI a package of Tax information materials, including schedules and work papers (the “Tax Package”) reasonably required by MTI to enable MTI to prepare and file all Tax Returns required to be prepared and filed by it pursuant to Section 5.4(a).  The Tax Package shall be prepared in good faith in a manner consistent with past practice of Transferor.

(i)            MTI and Purchaser shall make a joint election for each of Transferor and FMT under Section 338(h)(10) of the Code and under any comparable provisions of state or local law with respect to the purchase of the Transferor Shares and the FMT Shares.  At Closing, MTI and Purchaser shall mutually execute, complete (to the extent the information is available at that time) and exchange copies of IRS Form 8023 and any similar state or local forms.  If any changes are required in these forms as a result of information that is first available after such forms are prepared, the parties shall promptly agree on such changes.

(j)            Within sixty (60) days after the Closing Date, Sellers shall draft and deliver to Purchaser a schedule (the “Allocation Schedule”) (i) allocating the Purchase Price (including, for this purpose, any assumed liabilities and any agreement not to compete) among the Acquired Assets, the Licensed Assets, the Transferor Shares and the FMT Shares in accordance with Section 1060 of the Code and the regulations thereunder and (ii) determining the “Aggregate Deemed Sales Price” and the “Adjusted Grossed Up Basis” (each as defined under applicable Treasury Regulations) and allocating the Aggregate Deemed Sales Price and the Adjusted Grossed Up Basis among the assets of the Transferor and the assets of FMT in accordance with Section 338 of the Code and the applicable Treasury Regulations.  The Allocation Schedule shall be reasonable and shall be prepared in good faith.  Each of Purchaser and Sellers (upon Purchaser’s consent to the Allocation Schedule, which consent shall not be unreasonably withheld or delayed) shall report the transactions contemplated hereby and file all Tax Returns in accordance with the Allocation Schedule and shall not take any position inconsistent therewith.

(k)           If Transferor, FMT, Purchaser or any Seller disagrees as to any matters governed by this Section 5.4, Transferor, FMT, Purchaser and Sellers shall promptly consult with each other in an effort to resolve any such dispute.  Any amounts not in dispute shall be paid promptly, and any amount payable upon the resolution of a dispute shall be paid to a bank account designated by the payee.  If any such disagreement cannot be resolved within ten (10) days after Transferor, FMT, Purchaser or any Seller asserts in writing that such dispute cannot be resolved, the dispute shall be resolved in accordance with Section 3.9.

(l)            Sellers shall cause all Tax sharing agreements between Transferor or FMT, on the one hand, and any other member of a consolidated, combined, unitary or affiliated group of corporations for Tax purposes of which Transferor or FMT (as applicable) is or was a member, on the other hand, to be terminated as of the Closing Date and have no further force and effect thereafter.

(m)          In the event of a conflict between the provisions of this Section 5.4 and Article 8 (including any claim for indemnification relating to Taxes that could be made under both this Section 5.4 and Article 8), this Section 5.4 shall govern and control.

5.5           Transfer Taxes.  Notwithstanding any other provision of this Agreement to the contrary, Purchaser and Sellers shall bear equally all Transfer Taxes incurred in connection with the transactions contemplated by this Agreement.  Purchaser or Sellers, as the case may be, shall execute and deliver to the other at the Closing any certificates or other documents as the other may reasonably request to perfect any proper exemption from any such Transfer Tax or otherwise comply with applicable reporting requirements with respect to such Transfer Taxes.

ARTICLE 6

SELLERS’ EMPLOYEES

6.1           Continuing Employees.  (a)  Sellers have provided to Purchaser a schedule which accurately sets forth, with respect to each Employee (including any Employee who is on a leave of absence or on layoff status):  (i) the name and title of such Employee, (ii) such Employee’s rate of compensation as of the Closing Date, (iii) the number of hours of personal days and sick-time which such Employee has accrued as of the date thereof and the aggregate dollar amount thereof; (iv) the number of hours of vacation time which such Employee has accrued as of the date thereof and the aggregate dollar amount thereof, and (v) any other information as reasonably requested by Purchaser as pertains to the Employees.  On or before June 26, 2002, Purchaser shall make offers of employment to not less than 750 Employees whom Purchaser, in its sole discretion, desires to employ.  Employment of such Employees shall be effective as of the Closing Date and shall be at the same rate of compensation as in effect prior to the Closing.  Sellers shall use their commercially reasonable efforts to assist Purchaser in its efforts to hire the Employees to whom it has extended offers of employment.  Each Employee who receives an offer of employment shall be given until July 1, 2002, to provide Purchaser with acceptance of such offer.  Sellers shall then, prior to Closing, transfer employment of the Employees who provided Purchaser with acceptance of such offer to FMT.  Each Employee who accepts Purchaser’s offer of employment and whose employment is transferred to FMT shall be referred to as a “Continuing Employee” for purposes of this Agreement.  Sellers shall take such action as is necessary for the Continuing Employees to continue to participate in Sellers’ Benefit Plans prior to Closing in accordance with the terms of such plans, provided that no such action shall cause Purchaser to assume any liability or obligation under or relating to Sellers’ Benefit Plans.

                Except for terminations for “cause” (as determined by Purchaser in its reasonable discretion) and voluntary resignations (including buy-outs) occurring after the Closing Date, (i) during the first twelve (12) month period following the Closing, Purchaser shall not terminate more Employees than the number by which the initial offerees exceeded 750, and (ii) during the second twelve (12) month period following the Closing, Purchaser shall not terminate more employees than the number by which the initial offerees exceeded 500.  Purchaser’s obligations to Continuing Employees provided herein shall not be construed as an employment agreement between Purchaser and any Continuing Employee for any term.  Such employment shall be on an at-will basis, subject to Purchaser’s severance obligations set forth in Section 6.1(b).

(b)           Schedule VI sets forth a complete description of each severance plan or arrangement maintained by Sellers which covers the Employees as of the Closing Date and, for each severance plan or arrangement, a list of each Employee covered under such plan or arrangement.  Except with respect to any Continuing Employee who has received severance benefits from Sellers at or prior to Closing, Purchaser agrees to provide severance benefits to each Continuing Employee who is involuntarily terminated by Purchaser other than for “cause” (as determined by Purchaser in its reasonable discretion) within the twenty-four (24) month period following the Closing Date in an amount equal to the amount such Employee would have received under the applicable Seller’s Severance plan for such Employee, as described in Schedule VI, as though such Employee had been terminated as of the Closing Date, for the purposes of calculating such severance, provided that the aggregate liability for such obligation does not exceed $4 million.  Sellers agree that, as a condition precedent to receipt of severance benefits under this Section 6.1(b), each Continuing Employee who is eligible for severance benefits pursuant to this Section 6.1(b) shall be required to execute a release document prepared by Purchaser containing customary terms and conditions.  Purchaser and Sellers agree that Purchaser shall not be obligated to pay severance benefits to any Continuing Employee who does not execute and return such a release document.  In no event shall Sellers be obligated to reimburse Purchaser for any severance payments made by Purchaser to a Continuing Employee.  Regardless of the date on which an Employee becomes a Continuing Employee, no Continuing Employee shall become eligible for severance benefits from Purchaser unless he or she is terminated within the 24-month period immediately following the Closing Date and satisfies the other eligibility requirements described in the applicable plan or agreement.

(c)           With respect to any Employee who accepts an offer of employment from Purchaser and who, on the Closing Date, is not available to commence employment with Purchaser due to military leave, sick leave, maternity leave, short-term disability or other leave of absence approved by Sellers (but excluding any Employee absent by reason of long-term disability, for whom Sellers shall retain all liability for disability payments), except as otherwise required by applicable law, Purchaser shall employ such Employee, and such Employee shall become a Continuing Employee, beginning on the first date on which that Employee is able to perform the essential functions of his or her job and presents himself or herself at the Facilities ready, willing, and able to perform said duties.  In the event that an Employee covered by this Section 6(c) does not become able and available to perform the essential functions of his or her position with Purchaser within the six (6) months following the Closing Date, said Employee shall not be entitled to employment with, or to any payment or benefit of employment from, Purchaser by virtue of this Agreement.

(d)              Sellers agree that they shall not, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld or delayed, increase or agree to increase the salary, severance or compensation of any Employee between the date hereof and the Closing Date other than normal individual increases in salary or compensation to Employees in the ordinary course of business consistent with Sellers’ past practice.

(e)           Purchaser and Sellers shall jointly develop a mutually acceptable plan to transition the work performed for Sellers at the Facilities to Purchaser.  Such plan shall include Purchaser’s reasonable access to the Facilities and communication with Continuing Employees prior to the Closing Date.

(f)            Sellers are responsible for the filing of Forms W-2 with the Internal Revenue Service and any required filing with state tax authorities, with respect to wages and benefits paid to each Continuing Employee prior to the Closing Date.

6.2           Certain Other Obligations Regarding Sellers’ Employees.

(a)           With respect to the Continuing Employees, Sellers shall be fully responsible for any employee benefits claims or other employment-related claims that arise by virtue of a Continuing Employee’s employment with Sellers.  With respect to Continuing Employees, Purchaser shall be responsible for any employee benefits or other employment-related claims that arise by virtue of a Continuing Employee’s employment with Purchaser.

(b)           (i)            From and after the Closing Date (or the date that an Employee becomes a Continuing Employee), Purchaser shall allow the Continuing Employees to participate in the Benefit Plans (including a “group health plan” within the meaning of Section 5000(b)(1) of the Code) maintained by Purchaser for its similarly situated employees.  A Continuing Employee shall be eligible to participate in such Benefit Plans as of the next entry date, as set forth in each Benefit Plan, coincident with or next following the Closing Date (or, if later, the date that an Employee becomes a Continuing Employee).

(ii)           For purposes of Purchaser’s vacation benefits and all of Purchaser’s Welfare Benefit Plans, Purchaser shall treat each Continuing Employee’s period of continuous service with Seller leading up to the Closing Date as service with Purchaser.  Provided that the applicable insurers agree to the following provisions without a corresponding material increase in cost to Purchaser, to the extent that any Continuing Employee has satisfied in whole or in part any annual deductible under a Welfare Benefit Plan, or has paid any out-of-pocket expenses pursuant to any Sellers’ Welfare Benefit Plan co-insurance provision, such amount shall be counted toward the satisfaction of any applicable deductible or out-of-pocket expense maximum, respectively, under the Welfare Benefit Plans provided to Continuing Employees by Purchaser, and such plans shall be applied without regard to any limitations relating to preexisting conditions or required physical examinations that would not otherwise apply under Purchaser’s respective Welfare Benefit Plans to the extent that such Continuing Employees are covered by Seller’s Welfare Benefit Plans on the Closing Date.  On or after the Closing Date in accordance with applicable law, Sellers shall pay to each Continuing Employee an amount in cash, less all applicable withholdings, sufficient to satisfy all personal/vacation days accrued with Sellers through the Closing Date.  Purchaser shall have no liability whatsoever for such accrued personal/vacation days; provided, however, that Purchaser shall grant time off without pay to all Continuing Employees in order that they may utilize the unused personal/vacation days accrued while employed by Sellers as of the Closing Date.

(iii)          Purchaser shall take whatever action is necessary, including amendment of its employee benefit plans intended to be qualified under Section 401(a) of the Code (“Qualified Plans”), to grant to each Continuing Employee past service credit for all eligibility- and vesting-related purposes, including for any waiting period, under Purchaser’s Qualified Plans for all periods of service credited to each Continuing Employee under Sellers’ Qualified Plans immediately prior to the Closing.  As soon as reasonably practicable after the Closing Date, Sellers shall provide to Purchaser such information as Purchaser reasonably requires to credit such service to the Continuing Employees under such Qualified Plans of Purchaser.

(iv)          With respect to any “group health plan,” within the meaning of Section 5000(b)(1) of the Code, maintained by Sellers or any ERISA Affiliate, following the Closing Date, Sellers or such ERISA Affiliate shall continue to maintain and sponsor a group health plan and shall be solely responsible for continuation coverage pursuant to COBRA for any “M&A qualified beneficiary” (as described in Treas. Reg. Section 54.4980B-9) with respect to the transaction contemplated by this Agreement who incurs a qualifying event (as described in Section 4980B(f)(3) of the Code and applicable regulations) on or before the Closing Date and who elects COBRA continuation coverage pursuant to Section 4980B(f)(5) of the Code.

6.3           No Solicitation.  Except for employment discussions that began on or prior to the Cut-Off Time, with those employees identified on Schedule VII, Sellers agree that, for a period of one (1) year following the Closing Date, Sellers shall not, directly or indirectly, employ, attempt to employ, or solicit for employment a Continuing Employee, or cause any Continuing Employee to terminate his or her employment with Purchaser.  Notwithstanding the foregoing,  Sellers shall not be precluded from hiring any Continuing Employee who responds to any public advertisement, in any medium of general circulation, for employment by Sellers, so long as such advertisement is not specifically targeted to Purchaser’s collection employees, including the Continuing Employees, at the Facilities; provided that the foregoing shall not apply to (i) generalized solicitations of potential employees that are not targeted at Continuing Employees, (ii) individuals who contact Sellers on their own initiative without any direct or indirect encouragement by Sellers (other than solicitations permitted by clause (i)), or (iii) Continuing Employees who are no longer employed by Purchaser or its Affiliates.

ARTICLE 7

CONDITIONS OF CLOSING

7.1           Conditions Applicable to Purchaser.  The obligation of Purchaser under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Purchaser of the following conditions as of the Closing Date:

(a)           Related Agreements.  Sellers shall have executed and delivered to Purchaser the Assignment and Assumption Agreement and Federated shall have executed and delivered to Purchaser the Federated Guaranty.

(b)           Financing Statements.  Two Business Days prior to the Closing Date, Purchaser shall have delivered to Sellers for their review financing statements, prepared by Purchaser, in the appropriate form for filing under the Uniform Commercial Code of the applicable jurisdictions to give notice of Purchaser’s interest in the Non-Securitized Credit Card Receivables and Non-Securitized Charged-Off Receivables and, to the extent satisfactory to Sellers and their counsel, at or before the Closing Date Sellers shall give their consent to the filing of such by Purchaser.

(c)           Board Resolutions.  Purchaser shall have received from each Seller, FACS and Axsys, certified resolutions of its respective Board of Directors authorizing the execution and delivery of this Agreement and the Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

(d)           Performance of this Agreement.  All the terms, covenants and conditions of this Agreement to be complied with and performed by Sellers, FACS and Axsys at or prior to the Closing Date shall have been complied with and performed in all material respects.

(e)           Accuracy of Representations and Warranties.  The representations and warranties of Sellers, FACS and Axsys as set forth in Sections 4.1, 4.2, 4.3, 4.4 and 4.5 hereof shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by Purchaser.

(f)            No Material Adverse Change.  Except as set forth in Section 11.10, since the Cut-Off Time there shall have been no material adverse change in the condition, financial or otherwise, of the Acquired Assets or the Licensed Assets taken as a whole other than fluctuations in value of the Credit Card Receivables.

(g)           Litigation.  Except as set forth in Sections 4.1(e), 4.2(f), 4.4(d) or 4.5(d) of the Disclosure Schedule, no action, suit, litigation, investigation, arbitration or proceeding related to any of the transactions contemplated hereby shall have been threatened or instituted against any of the Non-Purchaser Parties or any of their Affiliates, or Purchaser or any of its Affiliates which in the opinion of Purchaser (after consultation with counsel) is reasonably likely to restrict or prohibit or otherwise have a Material Adverse Effect on the consummation of any of the transactions contemplated hereby or a Material Adverse Effect on the Acquired Assets or the Licensed Assets.

(h)           Consents.  All consents of any Person (other than the consents with respect to the Acquired Assets listed on Schedules II-A and II-B and consents of third party licensors with respect to the Licensed FACS Software), and all consents, licenses, permits or approvals or authorizations or exemptions by notice or report to, or registrations, filings or declarations with, any Governmental Authority, in connection with the execution or delivery by Sellers, FACS and Axsys and the validity or enforceability against Sellers, FACS and Axsys of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby, or the performance by Sellers, FACS and Axsys of their respective obligations hereunder or thereunder, have been obtained at or prior to the Closing Date including, but not limited to and the termination of the waiting period under the HSR Act.

(i)            No Injunction.  There must not be in effect any injunction that restricts or prohibits the consummation of any of the transactions contemplated hereby, that has been issued, or that has otherwise become effective, since the date of this Agreement.

(j)            Certificates Concerning Agreement.  Each Seller, FACS and Axsys shall have furnished to Purchaser (i) a certificate, dated the Closing Date, signed by a senior officer of such Seller to the effect that the conditions set forth in Section 7.1 hereof have been satisfied and containing a representation and warranty substantially in the form specified on Exhibit Q hereto and (ii) a certificate dated as of the Closing Date, signed by the Secretary or an Assistant Secretary of each Seller, FACS and Axsys certifying the incumbency of the officers or other representatives of such Seller signing this Agreement and the Related Agreements.

(k)           Legal Opinions.  Sellers shall have furnished to Purchaser opinions of the respective in-house counsel of Fingerhut, MTI, Axsys, FACS, Transferor and FMT and Skadden, Arps, Slate, Meagher & Flom LLP, in each case dated the Closing Date and addressed to Purchaser, substantially in the forms contained in Exhibit H.  Federated shall have furnished to Purchaser the opinion of an in-house counsel, dated the Closing Date and addressed to Purchaser, substantially in the form contained in Exhibit H.

(l)            Lease.  The owner of Building #5 at 53 McCleland Avenue, St. Cloud, Minnesota  56301, shall have entered into a lease of such premises to Purchaser substantially in the form attached hereto as Exhibit R for a term of not less than two years.

(m)          Transfer of Servicing Role.  Axsys, FMT and the trustee of the Trust shall have executed and delivered an agreement pursuant to which Axsys expressly assigns and FMT expressly assumes the performance of every covenant and obligation of the Servicer under the Trust Agreement.  MTI shall have furnished to Purchase a certificate, dated the Closing Date, signed by a senior officer of MTI to the effect that the transfer of the Servicing function to FMT, and the purchase of FMT by Purchaser in accordance with the terms of this Agreement do not conflict with the provisions of the Securitization Documents.

(n)           Tax Certificate.  MTI shall have furnished to Purchaser a certification confirming that MTI is a “United States person” within the meaning of Section 7701(a)(3) of the Code in the form attached hereto as Exhibit P.

(o)           Title to Assets.  FMT shall have good and marketable title to each of the assets identified on Schedule XI free and clear of any lien, pledge, claim, security interest, encumbrance, charge or restriction of any kind, except as may be provided herein.

(p)           Financial Condition of FMT.  MTI shall have provided to the Purchaser a certificate, dated as of the Closing Date, signed by a senior officer of MTI, attaching a true, correct and complete copy of FMT’s balance sheet (the “FMT Balance Sheet”) as at July 6, 2002 (the “FMT Balance Sheet Date”) and certifying that (i) the FMT Balance sheet has been prepared in accordance with GAAP (except as indicated) applied on a consistent basis throughout the periods indicated; (ii) the FMT Balance Sheet accurately sets out and describes the financial condition of FMT as of the FMT Balance Sheet Date; and (iii)  FMT has no material obligations or liabilities of any nature (matured or unmatured, fixed or contingent) other than (A) those set forth or adequately provided for in the FMT Balance Sheet, (B) those incurred in the ordinary course of business since FMT Balance Sheet Date and consistent with past practice (but including any obligations for violations of law or agreements) and (C) those incurred in connection with the execution of this Agreement.

7.2           Conditions Applicable to Non-Purchaser Parties.  The obligation of each Non-Purchaser Party under this Agreement to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver by such Non-Purchaser Party of the following conditions as of the Closing Date:

(a)           Related Agreements.  Purchaser shall have executed and delivered to each Seller the Related Agreements.  CompuCredit Corporation shall have executed and delivered to Sellers the CompuCredit Guaranty.  FMT shall have executed and delivered to Sellers and the Trustee of the Trust an assumption agreement pursuant to which it expressly assumes the performance of every covenant and obligation of the Servicer under the Trust Agreement.

(b)           Board Resolutions.  Such Non-Purchaser Party shall have received from Purchaser and CompuCredit Corporation certified resolutions of its Board of Directors authorizing the execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby.

(c)           Performance of this Agreement.  All the terms, covenants and conditions of this Agreement to be complied with and performed by Purchaser at or prior to the Closing Date shall have been fully complied with and performed in all material respects.

(d)           Accuracy of Representations and Warranties.  The representations and warranties of Purchaser as set forth in Section 4.3 hereof shall be true and correct in all material respects on the Closing Date as though made on the Closing Date, except for changes therein specifically permitted by this Agreement or resulting from any transaction expressly consented to in writing by such Non-Purchaser Party.

(e)           Litigation.  No action, suit, litigation, investigation, arbitration or proceeding related to any of the transactions contemplated hereby shall have been threatened or instituted against any of the Non-Purchaser Parties or any of their Affiliates or Purchaser or any of its Affiliates which in the opinion of Sellers (after consultation with their counsel) is reasonably likely to restrict or prohibit or otherwise have a Material Adverse Effect on the consummation of any of the transactions contemplated hereby or a Material Adverse Effect on the Acquired Assets or the Licensed Assets.

(f)            Consents.  All consents of any person and all consents, licenses, permits or approvals or authorizations or exemptions by notice or report to, or registrations, filings or declarations with, any Governmental Authority, in connection with the execution or delivery by Purchaser, and the validity or enforceability against Purchaser, of this Agreement and the Related Agreements, and the consummation of the transactions contemplated hereby and thereby, or the performance by Purchaser of its obligations hereunder or thereunder, have been obtained at or prior to the Closing Date including, but not limited to, the termination of the waiting period under the HSR Act.

(g)           Purchaser’s Certificate Concerning Agreement.  Purchaser shall have furnished to Sellers (i) a certificate, dated as of the Closing Date, signed by a senior officer to the effect that the conditions set forth in Section 7.2 hereof have been satisfied and (ii) a certificate, dated as of the Closing Date, signed by a Secretary or an Assistant Secretary, certifying, the incumbency of the officers or other representatives signing this Agreement and the Related Agreements.

(h)           No Injunction.  There must not be in effect any injunction that restricts or prohibits the consummation of any of the transactions contemplated hereby, that has been issued, or that has otherwise become effective, since the date of this Agreement.

(i)            Legal Opinions.  Purchaser shall have furnished to the Non-Purchaser Parties an opinion of Orrick, Herrington & Sutcliffe LLP, dated the Closing Date and addressed to Sellers, substantially in the form contained in Exhibit I.  Purchaser and CompuCredit shall have furnished to the Non-Purchaser Parties the opinion of an in-house counsel, dated the Closing Date and addressed to Sellers, substantially in the form contained in Exhibit I.

ARTICLE 8

INDEMNIFICATION AND REPURCHASE

8.1           Non-Purchaser Parties’ Indemnification Obligations.  Each of Fingerhut, MTI, Axsys and FACS, severally, solely as to themselves, shall be liable to and shall indemnify, defend and hold Purchaser and its Affiliates and their respective officers, directors, employees, subcontractors and permitted assigns, harmless from and against any and all Losses (as hereinafter defined) arising from or relating to: (i) material breach by such Non-Purchaser Party of any representation, warranty or covenant expressly made by such Non-Purchaser Party hereunder or under the Related Agreements; (ii) failure by such Non-Purchaser Party to perform its obligations hereunder or under the Related Agreements; (iii) the failure by such Non-Purchaser Party or its agents, directors, officers, servants or employees to comply with any federal, state or local law or regulation at any time prior to the Closing Date; (iv) the failure by such Non-Purchaser Party or its agents, directors, officers, servants or employees to disclose Account terms to the Cardholders in accordance with the Policies and Procedures at any time prior to the Closing Date; (v) any false or misleading advertising by such Non-Purchaser Party or its agents, directors, officers, servants or employees prior to the Closing Date; (vi) any Excluded Liability; (vii) any other material act, omission or misrepresentation by such Non-Purchaser Party or its agents, directors, officers, servants or employees with respect to any Account, the Acquired Assets, the Licensed Assets or the Policies and Procedures prior to the Closing Date or (viii)  the acts or omissions of Axsys or FMT or any of their respective Affiliates or agents under the Securitization Documents occurring prior to the Closing Date.

8.2           Purchaser’s Indemnification Obligations.  Purchaser shall be liable to and shall indemnify, defend and hold each Non-Purchaser Party and its Affiliates and their respective officers, directors, employees, successors and permitted assigns, harmless from and against any and all Losses arising from or relating to: (i) material breach by Purchaser of any representation, warranty or covenant expressly made by Purchaser hereunder or under the Related Agreements; (ii) failure by Purchaser to perform its obligations hereunder or under the Related Agreements;

(iii) any failure by Purchaser on and after the Closing Date to discharge the Assumed Liabilities in accordance with their terms; (iv) the failure by Purchaser or their agents, directors, officers, servants or employees to comply with any Requirements of Law at any time on or after the Closing Date; (v) the failure by Purchaser or their agents, directors, officers, servants or employees to disclose Account terms to the Cardholders in accordance with the Policies and Procedures at any time on or after the Closing Date; (vi) any false or misleading advertising by Purchaser or any of its Affiliates or their agents, directors, officers, servants or employees on or after the Closing Date; (vii) usage by Purchaser or any of its Affiliates or agents of the Customer Information, Cardholder List, Books and Records; (viii) any other act, omission or misrepresentation by Purchaser or their agents, directors, officers, servants or employees with respect to any Account, the Acquired Assets or the Policies and Procedures (as may be modified by Purchaser or any of its Affiliates); (ix) any liability or cost arising from discrimination by Purchaser in connection with its offers of employment to any Employees; (x) the acts or omissions of Axsys under the Securitization Documents, occurring from and after the Closing Date through the date of termination of each such agreement solely with respect to Receivables that arise on or after the Closing Date (other than interest that accrues on Receivables in existence prior to the Closing Date) originated in accordance with standards imposed by Purchaser or its Affiliates pursuant to the Accounts Ownership and Administration Agreement; or (xi) Fingerhut remaining a party to the Bank Receivables Purchase Agreement and the Receivables Purchase Agreement solely with respect to Receivables that arise on or after the Closing Date (other than interest that accrues on Receivables in existence prior to the Closing Date).

8.3           Definition of Losses.  For purposes of this Article 8, the term “Losses” shall mean any liability, damage, costs and expenses, including, without limitation, any costs of investigation and prevention, attorneys’ fees, disbursements and court costs, in each case reasonably incurred by either Purchaser or any Non-Purchaser Party, as the case may be, without regard to whether or not such Losses would be deemed material under this Agreement.

8.4           Procedures.

(a)           Notice of Claims.  The parties agree that in case any claim is made, any suit or action is commenced, or any Knowledge is received of a state of facts which, if not corrected, may give rise to a right of indemnification for such party hereunder (“Indemnified Party”) from the other party (“Indemnifying Party”), the Indemnified Party shall give notice to the Indemnifying Party as promptly as practicable after the receipt by the Indemnified Party of notice or knowledge of such claim, suit, action or state of facts.  Notice to the Indemnifying Party under the preceding sentence shall be given no later than fifteen (15) days after receipt by the Indemnified Party of service of process in the event a suit or action has commenced or thirty (30) days under all other circumstances.  The failure to give prompt notice shall not relieve an Indemnifying Party of its obligation to indemnify except to the extent the Indemnifying Party is prejudiced by such failure.  The Indemnified Party shall make available to the Indemnifying Party and its counsel and accountants at reasonable times and for reasonable periods, during normal business hours, all books and records of the Indemnified Party relating to any such possible claim for indemnification, and each party hereunder shall render to the other such assistance as it may reasonably require of the other in order to insure prompt and adequate defense of any suit, claim or proceeding based upon a state of facts which may give rise to a right of indemnification hereunder.

                The Indemnifying Party shall have the right to defend, compromise and settle any third party person suit, claim or proceeding in the name of the Indemnified Party to the extent that the Indemnifying Party may be liable to the Indemnified Party in connection therewith.  The Indemnifying Party shall notify the Indemnified Party within ten (10) days of having been notified pursuant to this Section 8.4(a) if the Indemnifying Party elects to assume the defense of any such claim, suit or proceeding and employ counsel, provided that the Indemnified Party does not object to such counsel in a reasonable exercise of its discretion.  The Indemnified Party shall have the right to employ its own counsel if the Indemnifying Party so elects to assume such defense, but the fees and expenses of such counsel shall be at the Indemnified Party’s expense, unless (i) the employment of such counsel shall have been authorized in writing by the Indemnifying Party; (ii) the Indemnifying Party shall not have employed counsel to take charge of the defense of such action after electing to assume the defense thereof, or (iii) such Indemnified Party shall have reasonably concluded that there may be defenses available to it which are different from or additional to those available to the Indemnifying Party (in which case the Indemnifying Party shall not have the right to direct the defense of such action on behalf of the Indemnified Party), in any of which events said reasonable fees and expenses shall be borne by the Indemnifying Party.

(b)           Settlement of Claims.  The Indemnified Party may at any time notify the Indemnifying Party of its intention to settle or compromise any claim, suit or action against the Indemnified Party (without the consent of the Indemnifying Party) in respect of which indemnification payments may be sought from the Indemnifying Party hereunder, provided that the Indemnifying Party shall have no liability in respect of such settled or compromised claim, suit or action.

(c)           Subrogation.  The Indemnifying Party shall be subrogated to any claims or rights of the Indemnified Party as against any other persons with respect to any amount paid by the Indemnifying Party under this Article 8. The Indemnified Party shall cooperate with the Indemnifying Party, at the Indemnifying Party’s expense, in the assertion by the Indemnifying Party of any such claim against such other persons.

(d)           Limitations on Indemnification.  Notwithstanding anything to the contrary set forth in this Article 8, Purchaser shall not be entitled to indemnification for any breach of any representation or warranty made by Fingerhut or MTI under Section 4.1, or by MTI under Section 4.2 or 4.3 hereof, by FACS under Section 4.4 hereof or by Axsys under Section 4.5 hereof unless and until the aggregate amount of those Losses of Purchaser sustained by reason of such breach or breaches by the Non-Purchaser Parties exceeds $150,000 in the aggregate, in which event the applicable Non-Purchaser Parties shall be responsible for those Losses of Purchaser as provided in Section 8.1 that exceed $150,000 in the aggregate.  Notwithstanding anything to the contrary set forth in this Article 8, the Non-Purchaser Parties shall not be entitled to indemnification for any breach of any representation or warranty made by Purchaser under Section 4.6 hereof, unless and until the aggregate amount of all Losses of the Non-Purchaser Parties sustained by reason of such breach(es) exceeds $150,000 in the aggregate, in which event

Purchaser shall be responsible for those Losses of Non-Purchaser Parties as provided in Section 8.2 that exceed $150,000 in the aggregate.

(e)           Survival of Indemnification Obligations.  The obligations of the parties set forth in this Article 8 shall survive the Closing Date for a period of five (5) years, except that (i) a claim for indemnification for which notice was given pursuant to Section 8.4(a) hereof by an Indemnified Party prior to the end of such five (5) year period shall survive until such claim is fully and finally determined, (ii) a claim for indemnification under any of Sections 8.2(iii), (iv), (x) or (xi) shall be perpetual, (iii) a claim for indemnification under any of Sections 8.2(vi) and (vii) shall last as long as the earlier to occur of five (5) years or such time as Purchaser has no further rights in the Credit Card Marks under this Agreement and (iv) a claim for indemnification of any Tax liability under Section 4.2(q), Section 5.4 or Section 5.5 shall survive until the expiration of the applicable statute of limitations.

8.5           Treatment of Indemnification.  Purchaser and Non-Purchaser Parties agree that, for purposes of computing the amount of any indemnification payment under Section 5.4 and this Article 8, any such indemnification payment shall be treated as an adjustment to the Purchase Price for all Tax purposes.

If an Indemnifying Party is required to indemnify the Indemnified Party pursuant to the provisions of this Article 8, and the cost, expense or liability for which the indemnification is sought under this Article 8 has provided the Indemnified Party or any of its Affiliates with a Tax benefit, the amount of such Tax benefit, to the extent actually realized by the Indemnified Party, shall be paid to the Indemnifying Party.

ARTICLE 9

SERVICING

9.1           Pre-Closing Services.  For the period from the Cut-Off Time to but not including the Closing Date, Sellers and FACS and, to the extent specified by FACS, certain of its Affiliates, shall perform all services performed in the ordinary course of business with respect to the Accounts in accordance with the Policies and Procedures.  As compensation for the services provided by Sellers and FACS and its Affiliates with respect to the Fingerhut Portfolio from the Cut-Off Time to but not including the Closing Date, Purchaser shall pay to Fingerhut on the Closing Date a fee equal to the product of (i) 5.2%, (ii) the number of days in the period from and including May 3, 2002 to but excluding the Closing Date divided by 365, and (iii) the average outstanding balance of the Credit Card Receivables for such period.  On the Closing Date, Purchaser shall pay to Fingerhut the amount owed by Purchaser with respect to servicing of the Accounts in accordance with this Section 9.1 plus interest at the Citibank Interest Rate from May 3, 2002 to but excluding the Closing Date.  Payments to Fingerhut on the Closing Date shall be made by a Fedwire transfer no later than 2:00 p.m. Eastern Time in immediately available U.S. dollars to an account designated in writing by Fingerhut.

9.2           Post-Closing; FACS South and FACS West Services .  On and after the Closing Date, personnel at FACS South and FACS West shall perform certain collections services.  FACS and Purchaser have agreed on a timetable, pursuant to which the services performed by

FACS South and FACS West shall be reduced over time as set forth on Schedule XII.  Purchaser shall reimburse FACS for all direct costs associated with performing the foregoing services on a per full-time equivalent employee basis, which amount shall be $2,950 per full-time equivalent employee per month until November 30, 2002 and $4,100 per full-time employee per month from and after December 1, 2002; provided, however, that at any time after February 28, 2003, Purchaser may terminate the arrangement described in this Section 9.2 upon 30 days’ prior written notice to FACS.  FACS shall prepare and deliver to Purchaser an invoice for such costs on a monthly basis with reasonable validation of all amounts set forth therein and Purchaser shall make payment of any undisputed amounts to FACS within fifteen (15) days after receipt of FACS’s invoice.  The Parties shall negotiate in good faith to resolve any disputed charges, provided, that if any such charges remain undisputed for a period of fifteen (15) days following the date on which written notice of a dispute is received by Sellers, either Sellers or Purchaser may terminate its obligations under this Section 9.2 by written notice to the other parties.  With respect to any such amounts that are not paid when due, Purchaser shall pay interest on such amounts from the day payment is due to (but excluding) the date of payment of such overdue amount at the Citibank Interest Rate.

9.3           Post-Closing; Additional FACS Services.  On and after the Closing Date, in addition to the services provided pursuant to Section 9.2, FACS personnel shall continue to perform Processing Services for the Fingerhut Portfolio as reasonably directed by Purchaser in the same manner, and with the same diligence, that FACS was performing the Processing Services for the Accounts before Closing.  FACS shall use commercially reasonable efforts to provide those Processing Services categories set forth on Schedule X in accordance with the service standards, set forth on Schedule X.  As compensation for FACS providing Processing Services with respect to each month, Purchaser agrees to pay in respect of Credit Card Receivables (i) $0.85 for each Account for which a billing statement was issued during such month through the period ending January 2003 and (ii) thereafter $0.65 for each Account for which a billing statement was issued during such month.  In addition Purchaser shall pay actual postage and costs of paper supplied at invoice costs.  FACS shall prepare and deliver to Purchaser a bill for such costs on a monthly basis with reasonable validation of amounts set forth therein and Purchase shall make payment of such amount to FACS within fifteen (15) days after receipt of FACS’s bill.  With respect to any such amounts that are not paid when due, Purchaser shall pay interest on such amounts from the day payment is due to (but excluding) the date of payment of such overdue amount at the Citibank Interest Rate.  Purchaser or FACS may terminate the servicing arrangement set forth in this Section 9.3 at any time by providing at least one hundred eighty (180) days’ prior written notice of termination to FACS or Purchaser, as applicable.  FACS shall not terminate the servicing arrangement set forth in this Section 9.3 for one year from the Closing Date; provided that FACS may terminate the Servicing arrangement in this Section 9.3 upon the occurrence of any of the following events that have not been cured by Purchaser (to the extent curable) within ten (10) days following the date on which written notice thereof is received by Purchaser from FACS:  (i) Purchaser shall have breached the FACS intellectual property confidentiality requirements specified under Section 2.7(b); (ii) Purchaser shall have defaulted on any of its payment obligations pursuant to the requirements of this Article IX, and (iii) in the event that the continuation of FACS’ performance under the servicing arrangement set forth in this Section 9.3 would result in a material violation of any Requirement of Law.  Termination of the servicing arrangement set forth in this Section 9.3 shall not affect the rights or obligations of any party hereto under any other provision of this Agreement, including, but not limited to, the obligation of Purchaser to pay all servicing fees and other costs and expenses of FACS pursuant to this Article 9.  At all times during which FACS is providing Processing Services for Purchaser, and for the six (6) month period following the complete termination of such servicing arrangement by either party, Purchaser shall have reasonable rights, with at least five (5) days’ advance written notice, to audit the books and records of FACS that relate to the provision of the Processing Services once  a year.

9.4           Periodic Reporting.  On or prior to the third Business Day following the completion of the last billing cycle of each calendar month during the term that Processing Services are being provided by FACS, FACS shall prepare and forward to Purchaser the month end date data files known as the SCC files, for the Accounts, as of the close of business on the last day of the last billing cycle of such calendar month.  In addition, FACS shall provide to Purchaser (i) the data files known as the SCA and SCC files, for the Accounts, as of the end of each non-monthly cycle for which such data reports are generated, within three (3) Business Days of the end of each such cycle and (ii) the data files known as the SCL and SCU files, for the Accounts, for each day for which such data reports are generated, within three (3) Business Days of such day.  FACS shall also provide to Purchaser, routed for print and delivered by electronic means agreed upon by FACS and Purchaser (x) the mainframe reports files known as the XSCM436, XSCM436-02, XSCM405 and XSCM405-02 reports for each cycle for which such reports are generated and (y) the mainframe report known as XSCM290 and other daily reports and spreadsheets containing information used to generate securitization report, in each case within twelve (12) hours of the time batch processing for such report is complete.  Until such time as the requisite connectivity is established, FACS shall send the required information or files by second-day mail delivery.  Notwithstanding anything to the contrary hereinabove, FACS shall make diligent, good-faith efforts to deliver the reports required to be delivered by it under this Section 9.4 within the period set forth herein.

ARTICLE 10

TERMINATION

10.1         Termination By Either Party.  Each party to this Agreement shall take all commercially reasonable actions to ensure the consummation of the transactions contemplated hereby.  Anything contained in this Agreement to the contrary notwithstanding, this Agreement may be terminated prior to the Closing Date:

(a)           by either Purchaser or Non-Purchaser Parties if a material breach of any provision of this Agreement has been committed by the other party and such breach has not been waived;

(b)           by the mutual consent of the parties; or

(c)           if the Closing Date has not occurred on or before July 31, 2002, (i) by Purchaser if any of the conditions to Closing described in Section 7.1 have not been satisfied or (ii) by the Non-Purchaser Parties if any of the conditions to Closing described in Section 7.2 have not been satisfied.

10.2         Effect of Termination.  In the event that this Agreement shall be terminated pursuant to this Article 10, all further obligations of the parties under this Agreement (other than Sections 5.1(c), 5.1(d), 5.2(f) and 11.6) shall be terminated without further liability of any party to the other, provided that nothing herein shall relieve any party from liability for its breach of this Agreement.

ARTICLE 11

MISCELLANEOUS

11.1         Survival of Representations and Warranties.  The representations and warranties of each party contained in this Agreement or in any certificates or other instruments delivered pursuant to this Agreement shall survive the Closing of the transactions contemplated herein through the period during which claims for indemnification may be made pursuant to Article 8.  All of such representations and warranties shall be effective regardless of any investigation that any party has undertaken or failed to undertake.

11.2         Notices.  All notices and other communications by Purchaser or Sellers hereunder shall be in writing to the other parties and shall be deemed to have been duly given when delivered in person or to an overnight courier service, receipt requested, or sent via telecopy transmission, receipt requested or when posted by the United States registered or certified mail, with postage prepaid, addressed as follows:

If to Fingerhut Companies, Inc.,
Minnesota Telemarketing, Inc. or

FACS Group, Inc.:
c/o FACS Group, Inc.
9111 Duke Boulevard
Mason, OH 45040
Attn: President
Fax Number: (513) 573-2969

copy to:	Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, OH 45202
Attn: General Counsel
Fax Number: (513) 579-7354

If to Axsys National Bank:
3904 West Technology Circle
Suite 102
Sioux Falls, SD 57106
Attn: President
Fax Number: (605) 361-0986

copy to:	Federated Department Stores, Inc.
7 West Seventh Street
Cincinnati, OH 45202
Attn: General Counsel
Fax Number: (513) 579-7354

and

FACS Group, Inc.
9111 Duke Boulevard
Mason, OH 45040
Attn: President
Fax Number: (513) 573-2969

If to CompuCredit:	CompuCredit Acquisition Corporation III
101 Convention Center Drive
Suite 850-15D
Las Vegas, Nevada 89101
Attn: President
Fax Number: (702) 598-3651

copy to:	CompuCredit Corporation
245 Perimeter Center Parkway
Suite 600
Atlanta, Georgia 30346
Attn: General Counsel
Fax Number: (770) 206-6187

or to such other addresses as a party may from time to time designate by notice as provided herein, except that notices of change of address shall be effective only upon actual receipt.

11.3         Assignment.  Except as provided in this Section 11.3, the rights of any party under this Agreement or any Related Agreement shall not be assigned or transferred by any party without the prior written approval of the other parties hereto.  Notwithstanding the foregoing, Purchaser may assign its rights and obligations under this Agreement and the Related Agreements without the consent of the Non-Purchaser Parties to lenders to Purchaser in connection with and as collateral for the financing of any portion of the Acquired Assets.  In addition, notwithstanding the foregoing, a party hereto may assign its rights and obligations under this Agreement and the Related Agreements without the consent of the other parties hereto to an Affiliate of such assigning party, if (i) such Affiliate agrees in writing to be bound by the terms herein applicable to such assigning party, (ii) the assigning party remains liable for its obligations under this Agreement and the Related Agreements and (iii) (A) if the assigning party is Purchaser, CompuCredit Corporation (or its legal successor) remains liable for its obligations under the CompuCredit Guaranty as if such assignment had not occurred or (B) if the assigning party is a Non-Purchaser Party, Federated (or its legal successor) remains liable for its obligations under the Federated Guaranty as if such assignment had not occurred.  No assignment by a party under this Agreement shall relieve it of its obligations hereunder.  Any attempt by any party to assign or transfer this Agreement or a Related Agreement contrary to the terms and conditions of this Section 11.3 shall be null and void.

11.4         Entire Agreement.  This Agreement, together with Related Agreements and the Schedules and Exhibits to this Agreement, constitutes the entire agreement by the parties and supersedes any other agreement, whether written or oral, that may have been made or entered into between Sellers, Axsys and FACS on the one hand and Purchaser on the other hand (or by any officer or officers of any of Sellers, Axsys and FACS on the one hand and Purchaser on the other hand) relating to the matters contemplated hereby.

11.5         Amendments and Waivers.  This Agreement may be amended, modified, superseded, or canceled, and any of the terms, representations, warranties or covenants hereof may be waived, only by written instrument executed by each of the parties or, in the case of a waiver, by the party waiving compliance.  In the course of the planning and coordination of this Agreement, written documents have been exchanged between the parties.  Such written documents shall not be deemed to amend or supplement this Agreement.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of any condition or of any breach of any term, representation, warranty or covenant under this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any other condition or of any breach of any such condition of breach or waiver of any other condition or of any breach of any other term, representation, warranty or covenant under this Agreement.

11.6         Expenses.  Except as otherwise provided herein, the parties shall each bear their own legal, accounting and other costs in connection with the transactions herein, including taxes, if any, which are imposed upon a party attributable to its activities hereunder, unless otherwise specified in this Agreement.  Purchaser shall pay for any filing fees in connection with this Agreement and the Related Agreements, including, but not limited to, any filing fees incurred pursuant to the HSR Act, subject to Section 5.2(f).

11.7         Captions; Counterparts.  The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.  This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

11.8         Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the internal laws of the State of New York, without regard to principles of conflict of laws.

11.9         Severability.  If any provision of this Agreement or portion thereof is held invalid, illegal, void or unenforceable by reason of any rule of law, administrative or judicial provision or public policy, such provision shall be ineffective only to the extent invalid, illegal, void or unenforceable, and the remainder of such provision and all other provisions of this Agreement shall nevertheless remain in full force and effect.

11.10       Assumption of Risk.  Purchaser hereby acknowledges that Axsys has ceased to extend credit to cardholders on the Accounts.  Notwithstanding any other provision of this document, any adverse change that may result from such cessation of credit to Cardholders shall be an assumed risk associated with the acquisition of the Acquired Assets and assumption of the Assumed Liabilities by Purchaser hereunder and the consequence of such cessation, including any impact on performance of the Trust or by Cardholders, shall be deemed not to result in the breach of any representations, warranties, covenants or agreements by Sellers, Axsys or FACS hereunder.

IN WITNESS WHEREOF, Sellers, FACS, Axsys and Purchaser have caused this Agreement to be duly executed as of the first above written.

Fingerhut Companies, Inc.

By:
Name:
Title:

Axsys National Bank

By:
Name:
Title:

FACS Group, Inc.

By:
Name:
Title:

Minnesota Telemarketing, Inc.

By:
Name:
Title:

CompuCredit Acquisition Corporation III

By:
Name:
Title:

ARTICLE 1
DEFINITIONS

1.1	Definitions
1.2	Construction

ARTICLE 2
PURCHASE AND SALE OF ACQUIRED ASSETS; LICENSES

2.1	Acquired Assets
2.2	Excluded Assets
2.3	Assumed Liabilities
2.4	Excluded Liabilities
2.5	Accounts Owner
2.6	Purchase Price
2.7	Licenses by Fingerhut and FACS
2.8	License by Axsys
2.9	Agreements with Third Parties
2.10	Benefit Agreements

ARTICLE 3
THE CLOSING

3.1	The Closing
3.2	Documents and Certificates
3.3	Valuation Date Statement
3.4	Payments on the Closing Date
3.5	Settlement Date Statement
3.6	Payments on the Settlement Date
3.7	Post-Closing Payments
3.8	Power of Attorney
3.9	Dispute Resolution
3.10	Collections on the Accounts

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

4.1	Core Representations and Warranties of Sellers
4.2	Representations and Warranties Regarding the Transferor and the Trust
4.3	Representations and Warranties Regarding FMT

4.4	Representations and Warranties of FACS
4.5	Representations and Warranties of Axsys
4.6	Representations and Warranties of Purchaser
4.7	No Other Representations or Warranties

ARTICLE 5
CERTAIN COVENANTS

5.1	Mutual Covenants and Agreements
5.2	Certain Covenants of Sellers and Axsys
5.3	Covenants of Purchaser
5.4	Tax Matters
5.5	Transfer Taxes

ARTICLE 6
SELLERS’ EMPLOYEES

6.1	Continuing Employees
6.2	Certain Other Obligations Regarding Sellers’ Employees
6.3	No Solicitation

ARTICLE 7
CONDITIONS OF CLOSING

7.1	Conditions Applicable to Purchaser
7.2	Conditions Applicable to Non-Purchaser Parties
8.1	Non-Purchaser Parties’ Indemnification Obligations
8.2	Purchaser’s Indemnification Obligations
8.3	Definition of Losses
8.4	Procedures
8.5	Treatment of Indemnification

ARTICLE 9
SERVICING

9.1	Pre-Closing Services
9.2	Post-Closing; FACS South and FACS West Services
9.3	Post-Closing; Additional FACS Services
9.4	Periodic Reporting

ii

ARTICLE 10
TERMINATION

10.1	Termination By Either Party
10.2	Effect of Termination

ARTICLE 11
MISCELLANEOUS

11.1	Survival of Representations and Warranties
11.2	Notices
11.3	Assignment
11.4	Entire Agreement
11.5	Amendments and Waivers
11.6	Expenses
11.7	Captions; Counterparts
11.8	Governing Law
11.9	Severability
11.10	Assumption of Risk

-iii-